Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

DAWSON GEOPHYSICAL COMPANY

at

$2.34 Per Share

by

WB ACQUISITIONS INC.

a subsidiary of

WILKS BROTHERS, LLC

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., NEW YORK CITY TIME ON NOVEMBER 30, 2021 (THE “INITIAL EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

This Offer is being made pursuant to the Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), dated as of October 25, 2021, among Dawson Geophysical Company, a Texas corporation (“Target”), Wilks Brothers, LLC, a Texas limited liability company (“Parent”), and WB Acquisitions Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Merger Sub is offering to purchase all outstanding Shares of common stock, par value of $0.01 per share (“Shares”), of Target (other than Shares held by Parent Related Entities (as defined below)) for $2.34 per Share in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal (which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer”). Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

The Offer is subject to the conditions described in this Offer to Purchase (this “OTP”), including, among others, there being validly tendered prior to the expiration of the Offer a number of Shares that, together with Shares then owned by Parent, Merger Sub and any other affiliate or direct or indirect wholly-owned subsidiary of Parent (collectively, the “Parent Related Entities”), represent at least 80% of the Shares then outstanding (the “80% Minimum Condition”).

If the 80% Minimum Condition is satisfied at the Initial Expiration Date or any extension thereof, as further described below, then (I) on the terms and subject to the conditions of the Offer, Merger Sub will accept for payment and pay for all of the Shares validly tendered in the Offer and (II) as promptly as practicable on the terms and subject to the conditions contained in the Merger Agreement, Target will convene a special meeting of the Shareholders duly called and held in accordance with the Amended and Restated Certificate of Formation of Target, as amended February 11, 2015, and the Texas Business Organizations Code, as amended (the “TBOC”), at which Target Shareholders will be asked to approve the merger of Merger Sub with and into Target, with Target surviving such merger (such merger, the “Merger”), in accordance with the TBOC.

The Offer will terminate on the Initial Expiration Date if, on such date, there have not been validly tendered a number of Shares, that, together with the Shares then owned by the Parent Related Entities, represent at least 65% of the Shares then outstanding (the “65% Threshold”).

If the 80% Minimum Condition is not satisfied on the Initial Expiration Date, but the 65% Threshold is met, then Merger Sub shall provide for up to two successive 10 business day extensions of the Offer in an effort to reach the 80% Minimum Condition (each, a “65% Threshold Extension”).

If, after two 65% Threshold Extensions have occurred, the 80% Minimum Condition has not been met, then the Offer will expire unless Merger Sub and Target mutually agree that Merger Sub may accept for purchase Shares tendered in the Offer even though the 80% Minimum Condition has not been satisfied. If Merger Sub accepts for purchase Shares representing less than the 80% Minimum Condition, Merger Sub and Target may also mutually agree to proceed with holding the Target Shareholder Meeting and seeking the Target Shareholder Approval to consummate the Merger.

Under the applicable provisions of the Merger Agreement, if the Merger is consummated, the Shareholders of Target that do not validly tender their Shares in the Offer will, if they do not otherwise properly demand appraisal rights under the TBOC, receive the same cash consideration, without interest and less any required withholding of taxes, for their Shares as was payable in the Offer. If Merger Sub completes the Merger, the surviving corporation in the Merger will be a subsidiary of Parent and its affiliates, and the Shares will no longer be publicly traded. If Merger Sub does not complete the Merger, then the Shareholders of Target not tendering in the Offer will become minority Shareholders in a company over which Parent and its affiliates have significant influence.

The Board of Directors of Target (the “Target Board”) has unanimously (I) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of Target and its Shareholders, (II) approved, declared advisable and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (III) resolved that the Merger Agreement and the Merger will be governed by and effected under the TBOC and (IV) recommended that Target’s Shareholders (other than Parent and its subsidiaries) accept the Offer and tender their Shares to Merger Sub and, if applicable, approve the Merger. If the Offer is not closed, then the Merger will not be consummated. Also, if the Offer is closed for Shares representing less than the 80% Minimum Condition, then the decision of whether to seek approval of the Merger will be determined by mutual agreement of Merger Sub and Target.

This Offer, the Merger and the other transactions contemplated by the Merger Agreement are not conditioned on obtaining financing or the funding thereof. However, the Offer is subject to various other conditions, including the 80% Minimum Condition. A summary of the principal terms of the Offer, including the conditions, appears on pages 5 through 11.

Unless the context otherwise requires, the term “validly tendered” in this OTP refers to all Shares that have been validly tendered for purchase and not validly withdrawn. Any Shares validly withdrawn will be deemed not to have been validly tendered for purchase for purposes of the Offer.

This OTP and the related Letter of Transmittal contain important information, and you should read both carefully before deciding whether to tender your Shares.

Questions, requests for assistance and requests for additional copies of this OTP, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this OTP. Shareholders also may contact their brokers, dealers, banks, trust companies or other nominees for assistance concerning the Offer.

November 1, 2021

IMPORTANT

If you desire to tender all or any portion of your Shares in the Offer, this is what you must do:

•

If you are a record holder (i.e., a stock certificate or uncertificated electronic stock book entry has been issued to you), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein, and send it with your stock certificates and any other documents required in the Letter of Transmittal to American Stock Transfer & Trust Company, LLC (the “Depositary”), or follow the procedures for book-entry transfer set forth in Section 3 of this OTP. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer—Section 3—Procedures for Tendering Shares” of this OTP.

•

If you are a record holder and your stock is certificated but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the Offer, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call D.F. King & Co., Inc. (the “Information Agent”), toll free, at (800) 207-3158 for assistance (or please call (212) 269-5550 (collect) if you are located outside the United States or Canada). See “The Offer—Section 3—Procedures for Tendering Shares” for further details.

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

The Letter of Transmittal, the certificates for the Shares and any other required documents must reach the Depositary prior to the expiration of the Offer (currently scheduled for 11:59 P.M., New York City time, on November 30, unless extended or earlier terminated), unless the procedures for guaranteed delivery described in “The Offer—Section 3—Procedures for Tendering Shares” of this OTP are followed.

This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this OTP or the Letter of Transmittal. Any representation to the contrary is unlawful.

* * *

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this OTP. Additional copies of this OTP, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Stockholders Call Toll-Free: (800) 207-3158

Banks and Brokers Call Collect: (212) 269-5550

Email: DWSN@dfking.com

SUMMARY TERM SHEET

WB Acquisitions Inc. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Wilks Brothers, LLC (“Parent”), is offering to purchase all outstanding Shares of Dawson Geophysical Company (“Target”), other than shares held by Parent Related Entities (as defined below), for $2.34 per share, in cash, without interest and less any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (the “OTP”) and the related Letter of Transmittal and pursuant to the Agreement and Plan of Merger, dated as of October 25, 2021, by and among Target, Parent and Merger Sub (as may be amended from time to time, the “Merger Agreement”). The following are some of the questions you, as a Target Shareholder, may have and answers to those questions.

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed information contained in the remainder of this OTP, and you should carefully read this OTP and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this OTP and the related Letter of Transmittal. This summary term sheet includes cross-references to other sections of this OTP to direct you to the sections of the OTP containing a more complete description of the topics covered in this summary term sheet. Unless the context otherwise requires, the terms “we,” “our” and “us” refer to Merger Sub. The information concerning Target contained herein and elsewhere in the OTP has been provided to Parent and Merger Sub by Target or has been taken from or is based upon publicly available documents or records of Target on file with the U.S. Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Parent and Merger Sub have not independently verified the accuracy or completeness of such information.

Securities Sought	All of the outstanding shares of common stock, par value $0.01 per share, of Target (“Shares”), other than shares held by Parent Related Entities.

Price Offered Per Share	$2.34 per Share, to the seller in cash (the “Offer Price”), without interest and less any required withholding of taxes.

Conditions; Minimum Tender Condition	The Offer is subject to the conditions described in this OTP, including, among others, there being validly tendered prior to the expiration of the Offer a number of Shares that, together with Shares then owned by Parent, Merger Sub and any other affiliate or direct or indirect wholly-owned subsidiary of Parent (collectively, the “Parent Related Entities”), represents at least 80% of the Shares then outstanding (the “80% Minimum Condition”).

Failure to Meet the 65% Threshold	The Offer will terminate on the Initial Expiration Date (as defined herein) if, on such date, there have not been validly tendered a number of Shares, that, together with the Shares then owned by the Parent Related Entities, represents at least 65% of the Shares then outstanding (the “65% Threshold”).

65% Threshold Extensions	If the 80% Minimum Condition is not satisfied at the Initial Expiration Date, but the 65% Threshold is met, then Merger Sub will extend the Offer for up to two successive 10 business day extensions in an effort to reach the 80% Minimum Condition (each, a “65% Threshold Extension”).

Failure to Reach the 80% Minimum Tender Condition Following the 65% Threshold Extensions	If, after two 65% Threshold Extensions have occurred, the 80% Minimum Condition has not been met, then the Offer will expire unless Merger Sub and Target mutually agree that Merger Sub may accept for purchase Shares tendered in the Offer (the time Merger Sub first accepts for payment Shares validly tendered in the Offer, the “Acceptance Time”) even though the 80%

Minimum Condition has not been satisfied. If Merger Sub accepts for purchase Shares representing less than the 80% Minimum Condition, Merger Sub and Target may also mutually agree to proceed with holding the Target Shareholder Meeting and seeking the Target Shareholder Approval to consummate the merger of Merger Sub with and into Target, with Target surviving such merger (such merger, the “Merger”).

Initial Expiration Date	11:59 P.M., New York City time, on November 30, 2021 (the “Initial Expiration Date”), unless the Offer is extended or earlier terminated. See “The Offer—Section 1—Terms of the Offer.” If the 80% Minimum Condition has not been met on the Initial Expiration Date but the 65% Threshold has been met, then the Offer will be extended for up to two 10 business day periods in an effort to reach the 80% Minimum Condition.

Merger Sub	WB Acquisitions Inc., a Delaware corporation and wholly-owned subsidiary of Parent, which is a Texas limited liability company.

Who is offering to buy my securities?

The offeror and purchaser is Merger Sub, which is a Delaware corporation that was formed by Parent for the sole purpose of making the Offer and seeking to complete the Merger. See the “Introduction” to this OTP and “The Offer—Section 9—Certain Information Concerning Merger Sub, Parent and Target.” As of the date of the OTP, Parent owned 2,281,597 Shares, representing approximately 9.64% of the outstanding Shares, based on 23,643,943 outstanding Shares as of the date of this OTP.

What securities are you offering to purchase?

We are offering to purchase all of the Shares, other than Shares held by Parent Related Entities, on the terms and subject to the conditions set forth in this OTP and the related Letter of Transmittal. We refer to each share of Target common stock as a “Share.” See the “Introduction” to this OTP and “The Offer—Section 1—Terms of the Offer.”

Why are you making the Offer?

We are making the Offer because we want to acquire control of Target and ultimately cause Target to be owned by Parent and its affiliates. Pursuant to the Merger Agreement, if the Offer is consummated and the 80% Minimum Condition is met, as promptly as practicable thereafter, on the terms and subject to the conditions contained in the Merger Agreement, Target will convene a special meeting (the “Target Shareholder Meeting”) of the Shareholders duly called and held in accordance with the Amended and Restated Certificate of Formation of Target, as amended February 11, 2015, and the Texas Business Organizations Code, as amended (the “TBOC”), at which Target Shareholders will be asked to approve the merger of Merger Sub with and into Target, with Target surviving such merger (such approval, the “Target Shareholder Approval”), in accordance with the TBOC. Upon the consummation of the Merger, Target will cease to be a publicly traded company and will be a subsidiary of Parent and its affiliates. “The Offer—Section 12—Purpose of the Offer; Plans for Target; Stockholder Approval; Appraisal Rights.” TARGET’S ORGANIZATIONAL DOCUMENTS REQUIRE A 80% VOTE OF THE SHAREHOLDERS TO APPROVE THE MERGER.

What are the most significant conditions to the Offer?

The Offer is conditioned on the satisfaction or waiver of conditions, including the 80% Minimum Condition.

This condition and the other conditions to the Offer are referred to, collectively, as the “Offer Conditions.” The other conditions to the Offer are described in “The Offer—Section 15—Conditions to the Offer.” See also “The

Offer—Section 16—Certain Legal Matters; Regulatory Approvals.” This Offer, the Merger and the other transactions contemplated by the Merger Agreement are not conditioned on obtaining financing or the funding thereof.

Will the Offer be followed by the Merger if not all of the Shares are tendered in the Offer?

If we consummate the Offer and the 80% Minimum Condition is met, then, in accordance with the terms of the Merger Agreement, Target will convene the Target Shareholder Meeting to solicit the Target Shareholder Approval and complete the Merger pursuant to the TBOC. Merger Sub intends to vote the Shares it acquires pursuant to the Offer in favor of the Merger at such Target Shareholder meeting. If the 65% Threshold is reached, but the 80% Minimum Condition is not met, Parent and Target may mutually agree to amend or waive the 80% Minimum Condition (except for any amendment having the effect of increasing the percentage of Shares required to meet the 80% Minimum Condition above 80%) and close the Offer. In that case, Target and Merger Sub may mutually agree to proceed with holding the Target Shareholder Meeting and seeking the Target Shareholder Approval to consummate the Merger.

Target Shareholders do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, each holder of Shares at such time as the certificate of merger is duly filed with the Secretary of State of Texas (or at such later time as may be specified in the certificate of merger) (the “Merger Effective Time”) who (i) did not validly tender such Shares into the Offer, (ii) has voted against the Merger and (iii) otherwise complies with the applicable statutory provisions of the TBOC, will be entitled to demand fair value of such Shares. Otherwise, each holder of Shares at the Merger Effective Time that (i) did not validly tender such Shares into the Offer and (ii) did not demand fair value in accordance with the TBOC will be entitled to receive the same cash consideration, without interest and less any required withholding of taxes, for their Shares as was payable in the Offer.

If Merger Sub accepts for purchase Shares representing less than the 80% Minimum Condition, Merger Sub and Target may mutually agree to proceed with holding the Target Shareholder Meeting and seeking the Target Shareholder Approval to consummate the Merger. If Merger Sub completes the Merger, the surviving corporation in the Merger will be a subsidiary of Parent and its affiliates, and the Shares will no longer be publicly traded. If Merger Sub does not complete the Merger, then the Shareholders of Target not tendering in the Offer will become minority Shareholders in a company over which Parent and its affiliates have significant influence. Additionally, in such event, the number of outstanding Shareholders could be reduced to a number which requires delisting of Target’s shares from the NASDAQ Global Select Market (“NASDAQ”).

For further information see “The Offer—Section 13—The Transaction Documents—The Merger Agreement—No Stockholder Approval”

If the Offer and Merger are consummated, will Target continue as a public company?

No. If we complete the Merger, the surviving corporation in the Merger will be a subsidiary of Parent and its affiliates and the Shares will no longer be publicly traded. For further information see “The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations.”

If I decide not to tender, how will the Offer affect my Shares?

If the Merger takes place, Target Shareholders not tendering their Shares in the Offer (other than Target, any of its subsidiaries, the Parent Related Entities or any Shareholders who have properly exercised their appraisal rights under the TBOC) will receive cash in an amount equal to the Offer Price, without interest and less any required withholding taxes. Therefore, if the Merger takes place and you do not validly exercise your appraisal rights under the TBOC, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares.

If we consummate the Offer, but the Merger does not occur, there may be so few remaining Shareholders and publicly traded shares that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for Shares held by Shareholders other than us. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares. Also, Target may no longer be required to make filings with the SEC or otherwise may no longer be required to comply with the SEC rules relating to publicly reporting companies. See “The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations” and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.” Assuming the 80% Minimum Condition is satisfied and we purchase the validly tendered Shares in the Offer, we will vote such tendered Shares in favor of the Merger. If the Merger is pursued, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. See “The Offer—Section 12—Purpose of the Offer; Plans for Target; Stockholder Approval; Appraisal Rights—No Stockholder Approval.”

How much are you offering to pay for my Shares and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $2.34 per Share in cash, without interest and less any required withholding of taxes. If you are the record holder of your Shares (i.e., a stock certificate or uncertificated electronic stock book entry has been issued to you) and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this OTP and “The Offer—Section 2—Acceptance for Payment and Payment for Shares.”

Do you have the financial resources to pay for the Shares?

Yes. We will have sufficient resources available to us (i) to make the payment for your Shares and (ii) to pay, in connection with the Merger, the cash consideration payable with respect to (a) Shares not tendered pursuant to the terms of the Offer (such consideration in item (a), the “Merger Consideration”) and (b) Shares for which appraisal rights are properly demanded in accordance with the TBOC (such consideration in item (b), the “Appraisal Consideration”). We estimate that we will need approximately $51.5 million to purchase all Shares not held by Parent Related Entities in the Offer, to pay amounts payable in respect of certain restricted stock units, to pay related fees and expenses and to pay (x) the Merger Consideration and (y) the Appraisal Consideration in connection with consummating the Merger. Parent will provide us with the necessary funds to pay for the Offer through cash on hand. This Offer, the Merger and the other transactions contemplated by the Merger Agreement are not conditioned on obtaining financing or the funding thereof. See “The Offer—Section 10—Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares (other than Shares held by Parent Related Entities) solely for cash;

•	consummation of the Offer is not subject to any financing condition;

•	as described above, we, through Parent, expect to have sufficient funds to purchase all Shares validly tendered in the Offer and to provide funding for the Merger; and

•

if we consummate the Offer and the Merger, we will acquire any remaining Shares which were not validly tendered in the Offer in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price), subject to any Shareholder’s demand for appraisal rights in accordance with the TBOC.

See “The Offer—Section 10—Source and Amount of Funds.”

Is there an agreement governing the Offer?

Yes. Target, Parent and Merger Sub entered into the Merger Agreement on October 25, 2021. Pursuant to the Merger Agreement, the parties have agreed on, among other things, the terms and conditions of the Offer and, following consummation of the Offer, the Merger of Merger Sub.

What does the Target Board think about the Offer?

See the “Introduction” and “The Offer—Section 11—Background of the Offer; Contacts with Target.” We expect that a more complete description of the reasons for the Target Board’s approval of the Offer and the Merger will be set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 to be prepared by Target and filed with the SEC and mailed to all Target Shareholders.

It is our belief that the Board of Directors of Target (the “Target Board”) has unanimously:

•	determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of Target and its Shareholders;

•	approved, declared advisable and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger;

•	resolved that the Merger Agreement and the Merger will be governed by and effected under the TBOC; and

•	recommended that Target Shareholders (other than Parent and its subsidiaries) accept the Offer and tender their Shares to Merger Sub in the Offer and, if applicable, approve the Merger.

How long do I have to decide whether to tender in the Offer?

You have until 11:59 P.M., New York City time, on November 30, to decide whether to tender your Shares in the Offer, unless we extend the Offer pursuant to the terms of the Merger Agreement (such date and time, as it may be extended in accordance with the terms of the Merger Agreement, the “Expiration Date”) or the Offer is earlier terminated. See “The Offer—Section 1—Terms of the Offer.” We do not intend to extend the Offer following the Initial Expiration Date unless the 65% Threshold has been met as of the Initial Expiration Date, in which case we will provide for up to two successive 65% Threshold Extensions. If you cannot deliver everything required to make a valid tender to American Stock Transfer & Trust Company, LLC (the “Depositary”) prior to such time, you may be able to use a guaranteed delivery procedure, which is described in “The Offer—Section 3—Procedures for Tendering Shares.” Please be aware that if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, they may require advance notification before the Expiration Date.

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that, subject to our right to terminate the Merger Agreement pursuant to its terms, if any of the Offer Conditions are not satisfied or waived at any scheduled Expiration Date, Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period otherwise required by the rules and regulations of NASDAQ or applicable law. If the 80% Minimum Condition is not satisfied on the Initial Expiration Date, but the 65% Threshold is met, then Merger Sub shall provide for up to two successive 65% Threshold Extensions. The Merger Agreement provides that either Merger Sub or Target may abandon and terminate such agreement if the Acceptance Time has not occurred on or before 5:00 p.m. (New York City time) on the date that is twenty-two (22) business days after commencement of the Offer (the “Offer End Date”); provided, however, that the Offer End Date shall be automatically extended to accommodate any mandatory extensions of the Offer pursuant to the Merger Agreement, including the 65% Threshold Extensions (subject to certain exceptions for breach, or otherwise); and provided further, that in no event shall Merger Sub be permitted to extend the Offer beyond the Offer End Date without the prior written consent of Target. See “The Offer—Section 1—Terms of the Offer” for more details on our obligation and ability to extend the Offer. We do not intend to extend the Offer following the Initial Expiration Date unless the 65% Threshold has been met as of the Initial Expiration Date.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See “The Offer—Section 1—Terms of the Offer”

Have any Target Shareholders already agreed to tender their Shares in the Offer?

No.

How do I tender my Shares?

If you desire to tender all or any portion of your Shares in the Offer, this is what you must do:

•

If you are a record holder (i.e., a stock certificate or uncertificated electronic stock book entry has been issued to you), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein, and send it with your stock certificates and any other documents required in the Letter of Transmittal to the Depositary, or follow the procedures for book-entry transfer set forth in Section 3 of this OTP. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer—Section 3—Procedures for Tendering Shares” of this OTP.

•

If you are a record holder and your stock is certificated but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the Offer, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call D.F. King & Co., Inc., (the “Information Agent”), toll free, at (800) 207-3158 for assistance (or please call (212) 269-5550 (collect) if you are located outside the United States or Canada).

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

See “The Offer—Section 3—Procedures for Tendering Shares” for further details.

Until what time can I withdraw tendered Shares?

You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the Expiration Date. Further, if we have not accepted your Shares for payment by the Offer End Date, you may withdraw them at any time after such date. Once we accept your tendered Shares for payment upon expiration of the Offer, however, you will no longer be able to withdraw them. See “The Offer—Section 4—Withdrawal Rights.”

How do I withdraw tendered Shares?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, which includes the required information, to the Depositary while you have the right to withdraw the Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the Shares. See “The Offer—Section 4—Withdrawal Rights.”

When and how will I be paid for my tendered Shares?

If the conditions to the Offer set forth in “The Offer—Section 15—Conditions of the Offer” are satisfied or waived as of the expiration of the Offer, we will pay for all validly tendered Shares promptly after the Expiration Date (but in no event more than three business days thereafter).

We will pay for your validly tendered Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in “The Offer—Section 3—Procedures for Tendering Shares”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such Shares.

Can holders of stock options, restricted share units, restricted shares and/or outstanding purchase rights under any Target employee stock purchase plan participate in the Offer?

No. However, if the Merger is consummated, at or immediately prior to the Merger Effective Time, each restricted stock unit granted or issued pursuant to the Amended and Restated Dawson Geophysical Company 2016 Stock and Performance Incentive Plan (as amended from time to time, the “2016 Plan”), whether vested or unvested, that is outstanding immediately prior to the Merger Effective Time (collectively, the “Target RSUs”), shall be canceled and converted into the right to receive, at or promptly after the Merger Effective Time, an amount in cash equal to the product of (i) the Merger Consideration and (ii) the total number of restricted stock units subject to such Target RSU. Prior to the Merger Effective Time, Target shall take all actions necessary or appropriate to effectuate the treatment of the Target RSUs as contemplated in the Merger Agreement. See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Target RSUs.”

Are appraisal rights available in either the Offer or the Merger?

Target Shareholders do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, each holder of Shares at the Merger Effective Time who (i) did not validly tender such Shares into the Offer, (ii) has voted against the Merger and (iii) otherwise complies with the applicable statutory provisions of the TBOC, will be entitled to demand fair value of such Shares. Otherwise, each holder of Shares at the Merger Effective Time of the Merger that (i) did not validly tender such Shares into the Offer and (ii) did not demand fair value in accordance with the TBOC will be entitled to receive the same cash consideration, without interest and less any required withholding of taxes, for their Shares as was payable in the Offer. The “fair value” of such Shares as of the Merger Effective Time of the Merger may be more than, less than, or equal to the Offer Price. See “The Offer—Section 12—Purpose of the Offer; Plans for Target; Stockholder Approval; Appraisal Rights—Appraisal Rights.”

What is the market value of my Shares as of a recent date?

The Offer Price represented an approximately 4.9% premium over the $2.23 closing share price on October 22, 2021, the last close prior to public announcement of the Offer, an approximately 2.5% premium over the VWAP for the 30 days prior to the closing share price on October 22, 2021. You should obtain current market quotations before deciding whether to tender your Shares. See “Section 6—Price Range of Shares; Dividends.”

Does Target have the ability to pay regular quarterly dividends on my Shares during the pendency of the Offer and the Merger?

No. Under the terms of the Merger Agreement, Target is not permitted to pay regular quarterly cash dividends. See “The Offer—Section 6—Price Range of Shares; Dividends.”

What are the material U.S. federal income tax consequences of the exchange of my Shares for cash pursuant to the Offer or the Merger?

You are urged to consult your own tax advisor regarding the particular tax consequences to you of such exchange in light of your particular circumstances.

In general, your receipt of cash in exchange for your Shares pursuant to the Offer or the Merger will be a taxable event for U.S. federal income tax purposes. See “The Offer—Section 5—Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax consequences of the Offer and the Merger.

Who can I talk to if I have questions about the Offer?

You can call D.F. King & Co., Inc., the Information Agent, toll free, at (800) 207-3158 (or please call (212) 269-5550 (collect) if you are located outside of the U.S. or Canada). See the back cover of this OTP.

To the Shareholders of Target:

INTRODUCTION

Merger Sub is offering to purchase the Shares of Target, other than Shares held by Parent Related Entities, for the Offer Price, in cash, without interest and less any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer and pursuant to the Merger Agreement. Unless the context requires otherwise, the terms “we,” “our” and “us” refer to Merger Sub.

If you are the record holder of your Shares (i.e., a stock certificate or uncertificated electronic stock book entry has been issued to you), you will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the exchange of Shares for cash pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is included in the Letter of Transmittal or the appropriate IRS Form W-8, as applicable, you may be subject to backup withholding at a rate of 24% on the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS. See “The Offer—Section 3—Procedures for Tendering Shares—Backup Withholding.” Shareholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the Offer. See “The Offer—Section 17—Fees and Expenses.”

We are making the Offer pursuant to the Merger Agreement. The Merger Agreement provides, among other things, that as promptly as practicable following the consummation of the Offer, Target expects to convene the Target Shareholder Meeting duly called and held in accordance with the Amended and Restated Certificate of Formation of Target, as amended February 11, 2015, and the TBOC, at which Target Shareholders will be asked to provide the Target Shareholder Approval, in accordance with the TBOC. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement and receiving the Target Shareholder Approval, Merger Sub will consummate the Merger in accordance with the provisions of the TBOC at the Merger Effective Time and upon the terms and conditions of the Merger Agreement, whereupon, the separate existence of Merger Sub shall cease and Target shall be the surviving corporation as a subsidiary of Parent and its affiliates. “The Offer—Section 13—The Transaction Documents—The Merger Agreement” contains a more detailed description of the Merger Agreement.

At or immediately prior to the Merger Effective Time, each Target RSU, whether vested or unvested, that is outstanding immediately prior to the Merger Effective Time shall be canceled and converted into the right to receive, at or promptly after the Merger Effective Time, an amount in cash equal to the product of (i) the per share amount payable in connection with the Merger for Shares not tendered pursuant to the terms of the Offer and for which no appraisal rights have been properly demanded in accordance with the TBOC and (ii) the total number of restricted stock units subject to such Target RSU. Prior to the Merger Effective Time, Target shall take all actions necessary or appropriate to effectuate the treatment of the Target RSUs as contemplated in the Merger Agreement. See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Target RSUs.” for a discussion of the treatment of Target RSUs in the Merger.

The Target Board has unanimously (I) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of Target and its Shareholders, (II) approved, declared advisable and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (III) resolved that the Merger Agreement and the Merger will be governed by and effected under the TBOC and (IV) recommended that Target’s Shareholders (other than Parent and its subsidiaries) accept the Offer and tender their Shares to Merger Sub and, if applicable, approve the Merger.

Target will file its Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the SEC and disseminate the Schedule 14D-9 to holders of Shares. The Schedule 14D-9 will include a more complete description of the Target Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby and therefore Shareholders are encouraged to review the Schedule 14D-9 carefully and in its entirety.

The Offer is conditioned on the satisfaction or waiver of, among other things the following condition:

•

immediately prior to the expiration of the Offer (as the same may be required to be extended pursuant to the Merger Agreement), there being validly tendered in accordance with the terms of the Offer a number of Shares that, together with Shares then owned by Parent Related Entities, represent at least 80% of the Shares then outstanding.

Other conditions to the Offer are described in “The Offer—Section 15—Conditions to the Offer.” See also “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals.” In certain situations, Target and Parent may mutually agree to amend or waive the 80% Minimum Condition and close the Offer. In that case, Target and Merger Sub may mutually agree to proceed with holding the Target Shareholder Meeting and seeking the Target Shareholder Approval to consummate the Merger.

According to Target, as of the close of business on October 25, 2021, the most recent practicable date prior to filing the Schedule 14D-9, there were (i) 23,643,934 Shares issued and outstanding, (ii) 335,000 Shares issuable upon the vesting of unvested Target RSUs granted and outstanding under the 2016 Plan, (iii) 1,049,437 Shares reserved under the 2016 Plan and (iv) no shares of preferred stock, par value $1.00 per Share, issued and outstanding.

Assuming no additional Shares are issued prior to the expiration of the Offer, we anticipate that the 80% Minimum Condition would be satisfied if approximately 16,633,551 Shares are validly tendered pursuant to the Offer as of immediately prior to the Acceptance Time (excluding any Shares that have not been “received” (as defined in the TBOC).

Pursuant to the Merger Agreement, from and after the Merger Effective Time, until successors are duly elected or appointed and qualified in accordance with the TBOC, the directors of Merger Sub at the Merger Effective Time shall be the directors of Target as the surviving corporation and the officers of Merger Sub at the Merger Effective Time shall be the officers of Target as the surviving corporation.

The Offer is conditioned upon the fulfillment of the conditions described in “The Offer—Section 15—Conditions to the Offer.” The Offer will expire at 11:59 P.M., New York City time, on November 30, unless the Offer is extended. See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer.”

This OTP does not constitute a solicitation of proxies, and Merger Sub is not soliciting proxies in connection with the Offer.

The material U.S. federal income tax consequences of the exchange of Shares for cash pursuant to the Offer or the Merger are described in “The Offer—Section 5—Material U.S. Federal Income Tax Consequences.”

Target Shareholders do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, each holder of Shares at the Merger Effective Time who (i) did not validly tender such Shares into the Offer, (ii) has voted against the Merger and (iii) otherwise complies with the applicable statutory provisions of the TBOC, will be entitled to demand fair value of such Shares. Otherwise, each holder of Shares at the Merger Effective Time of the Merger that (i) did not validly tender such Shares into the Offer and (ii) did not demand fair value in accordance with the TBOC will be entitled to receive the same cash consideration, without interest and less any required withholding of taxes, for their Shares as was payable in the Offer. Shareholders must properly perfect their right to seek appraisal under the TBOC in connection with the Merger in order to exercise appraisal rights. See “The Offer—Section 12—Purpose of the Offer; Plans for Target; Stockholder Approval; Appraisal Rights—Appraisal Rights.”

THIS OTP AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1. Terms of the Offer

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all of the Shares that are validly tendered in accordance with the procedures set forth in “—Section 3—Procedures for Tendering Shares” at or prior to the Expiration Date. “Expiration Date” means the Initial Expiration Date, unless extended or earlier terminated, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, expires.

The Offer is subject to the Offer Conditions set forth in “—Section 15—Conditions to the Offer”, which include, among other things, the satisfaction of the 80% Minimum Condition. Subject to the satisfaction and waiver of the conditions to the Offer, promptly after the Expiration Date, we will accept and pay for all Shares validly tendered pursuant to the Offer.

We have agreed in the Merger Agreement that, subject to our right to terminate the Merger Agreement pursuant to its terms, if any of the Offer Conditions are not satisfied or waived at any scheduled Expiration Date, Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period otherwise required by the rules and regulations of NASDAQ or applicable law. If the 80% Minimum Condition is not satisfied on the Initial Expiration Date, but the 65% Threshold is met, then Merger Sub shall provide for up to two successive 65% Threshold Extensions. The Merger Agreement provides that either Merger Sub or Target may abandon and terminate such agreement if the Acceptance Time has not occurred on or before 5:00 p.m. (New York City time) on the date that is twenty-two (22) business days after the commencement of the Offer; provided, however, that the Offer End Date shall be automatically extended to accommodate any mandatory extensions of the Offer pursuant to the Merger Agreement (subject to certain exceptions for breach, or otherwise); and provided further, that in no event shall Merger Sub be permitted to extend the Offer beyond the Offer End Date without the prior written consent of Target.

Merger Sub also expressly reserves the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer; provided that, without the prior written consent of Target, Merger Sub shall not: (i) decrease the Offer Price other than in the manner required by the Merger Agreement; (ii) change the form of consideration to be paid in the Offer; (iii) decrease the number of Shares sought to be purchased in the Offer; (iv) extend or otherwise change the expiration date of the Offer except as otherwise provided in the Merger Agreement; (v) increase or decrease the percentage of Shares required to meet the 80% Minimum Condition above or below 80% or (vi) otherwise amend, modify or supplement any of the Offer Conditions or other terms of the Offer in any manner that broadens such conditions or is otherwise adverse to the holders of the Shares. For the avoidance of doubt, the parties acknowledge and agree that, Merger Sub, upon the mutual agreement of Merger Sub and Target, may amend or waive the 80% Minimum Condition (except for any amendment having the effect of increasing the percentage of Shares required to meet the 80% Minimum Condition above 80%) and close the Offer even if insufficient Shares have been tendered to meet the 80% Minimum Condition.

Subject to the foregoing paragraph, if we make a material change to the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials, in each case, to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that, in its view, an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition, such as the 80% Minimum Condition, is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to Shareholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought (including, for the avoidance of doubt, a change in price or percentage of securities sought), a minimum of 10 business days generally is required to allow adequate dissemination and investor response. If, prior to the Expiration Date, Merger Sub increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all Shareholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

As promptly as practicable after the Acceptance Time, Target expects to convene the Target Shareholder Meeting, at which Target Shareholders will be asked to approve the Merger.

The Merger Agreement does not contemplate a subsequent offering period for the Offer.

Target has provided us with its stockholder list, security position listings and certain other information regarding the beneficial owners of Shares for the purpose of disseminating the Offer to holders of Shares. We will send this

OTP, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions to the Offer, we will accept for payment and pay for, promptly after the Expiration Date, all of the Shares that were validly tendered at or prior to the Expiration Date. For information with respect to approvals or other actions that we are or may be required to obtain prior to the completion of the Offer, see “—Section 16—Certain Legal Matters; Regulatory Approvals.”

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Merger Sub’s obligation to make such payment will be satisfied in full, and tendering Shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases, payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined below)), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in connection with a book-entry transfer of Shares held of record by a clearing corporation as nominee, an Agent’s Message (defined in “—Section 3—Procedures for Tendering Shares—Book-Entry Delivery”) in lieu of the Letter of Transmittal and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “—Section 3—Procedures for Tendering Shares.” Accordingly, payment may be made to tendering Shareholders at different times if delivery of the Shares and other required documents occurs at different times.

For the purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment. Shares tendered by Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the 80% Minimum Condition or the 65% Threshold unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by Target and us.

If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or cause to be issued new certificates) representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in “Section 3—Procedures for Tendering Shares,” the Shares will be credited to an account maintained at the Depository Trust Target (the “Book-Entry Transfer Facility”), promptly following the expiration, termination or withdrawal of the Offer).

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

3. Procedures for Tendering Shares

Valid Tender of Shares

Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees or, in the case of Shares held in book-entry form by a clearing corporation as nominee, an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, at one of its addresses set forth on the back cover of this OTP on or prior to the Expiration Date and either (i) you must deliver certificates for the Shares representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility or (ii) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares, including through the Book-Entry Transfer Facility, and all other required documents, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend that you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date. In all cases, you should allow sufficient time to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered, (ii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (iii) when the Shares are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not be subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions to the Offer.

Book-Entry Delivery

The Depositary has established or will establish an account with respect to the Shares for the purposes of the Offer at the Book-Entry Transfer Facility. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed together with any required signature guarantees or, in the case of Shares held of record in book-entry form by a clearing corporation as nominee, an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this OTP by the Expiration Date, or the guaranteed delivery procedure described below must be complied with.

“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant. An Agent’s Message may only be used in lieu of the Letter of Transmittal for Shares held of record in book-entry form by a clearing corporation as nominee.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this OTP prior to the Expiration Date. Delivery of the enclosed Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees

All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (each, an “Eligible Institution”), unless the Shares tendered are tendered (i) by a registered holder of Shares who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If the Shares are certificated and are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for the Shares for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If the Shares are certificated and the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates for the Shares.

Guaranteed Delivery

If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary or cannot complete the procedure for delivery by book-entry transfer prior to the Expiration Date, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this OTP is received by the Depositary by the Expiration Date; and

•

the certificates for all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or an Agent’s Message) and any other required documents, are received by the Depositary within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Shares tendered by Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the 80% Minimum Condition or 65% Threshold unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by Target and us.

Backup Withholding

If you are a United States person (within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”), the Depositary generally will be required to withhold at the applicable backup withholding rate (currently 24%) from any payments made to you pursuant to the Offer, unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are not a United States person, you generally will not be subject to backup withholding if you certify your non-U.S. status on the appropriate IRS Form W-8 as further described in the Letter of Transmittal. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS. See the Letter of Transmittal for more information.

Appointment of Proxy

By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this OTP). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Target’s shareholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of shareholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Target’s shareholders.

Determination of Validity

We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Merger Sub, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. Tendering shareholders have the right to challenge our determination with respect to their Shares.

4. Withdrawal Rights

Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw some or all of the Shares that you have previously tendered in the Offer at any time before the Expiration Date and, if such Shares have not yet been accepted for payment as provided herein, any time after December 31, 2021, which is 60 days from the date of the commencement of the Offer.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except to the extent that you duly exercise withdrawal rights as described in this Section 4.

For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this OTP, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Date by again following any of the procedures described in “—Section 3—Procedures for Tendering Shares.”

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. None of Merger Sub, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our determination will be final and binding. Tendering shareholders have the right to challenge our determination with respect to their Shares.

5. Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) who exchange Shares for cash pursuant to the Offer or the Merger. This discussion is limited to U.S. Holders that hold their Shares as “capital assets” within the meaning of Section 1221 of Code (generally property held for investment) and own less than 5% of the total outstanding Shares.

This discussion is based on provisions of the Code, the U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion. We have not sought any ruling from the IRS with respect to the statements made and the positions and conclusions described in the following discussion, and there can be no assurance that the IRS or a court will agree with such statements, positions and conclusions.

This discussion does not purport to be a comprehensive analysis or description of all potential U.S. federal income consequences of the Offer and the Merger and does not discuss all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances. In particular, this discussion does not address the impact of the Medicare surtax on certain net investment income, U.S. federal estate or gift tax laws, any U.S. state or local or non-U.S. tax laws or any tax treaties. This discussion does not address all U.S. federal income tax considerations that may be relevant to certain categories of holders that may be subject to special rules, such as entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein, persons that acquired Shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, certain former citizens or long-term residents of the United States, and beneficial owners of Shares who are not U.S. Holders.

U.S. Holder Defined

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (withing the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (B) that has made a valid election under applicable U.S. Treasury Regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, persons holding Shares through partnerships (including an entities or arrangements treated as partnerships for U.S. federal income tax purposes) are urged to consult with their own tax advisors regarding the U.S. federal income tax consequences to them of exchanging Shares for cash pursuant to the Offer or the Merger.

Exchange of Shares for Cash Pursuant to the Offer or the Merger

If a U.S. Holder exchanges its Shares for cash pursuant to the Offer or the Merger, such exchange of Shares for cash generally will be a taxable event for U.S. federal income tax purposes. The U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in such exchange and (ii) the U.S. Holder’s adjusted tax basis in its Shares. Any capital gain or loss recognized with respect to the exchange generally will be long-term capital gain or loss if the U.S. Holder held the Shares exchanged for more than one year as of the date of the exchange. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the Offer or the Merger. Further, the consideration payable to U.S. Holders in connection with the Offer or the Merger may be subject to deduction or withholding as required under applicable law. As discussed above in “—Section 3—Procedures for Tendering Shares—Backup Withholding” and in the Letter of Transmittal, a U.S. Holder generally will be subject to U.S. backup withholding unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number on the IRS Form W-9 included in the Letter of Transmittal and otherwise complies with all of the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS. See the Letter of Transmittal for more information.

HOLDERS OF SHARES ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THE OFFER AND THE MERGER IN THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES TO THEM OF THE OFFER OR THE MERGER ARISING UNDER ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION.

6. Price Range of Shares; Dividends

The Shares are listed and principally traded on NASDAQ under the symbol “DWSN.”

The following table sets forth for the fiscal quarters indicated, the high and low sales prices per Share on NASDAQ with respect to the fiscal years ended December 31, 2019 and December 31, 2020 and, with respect to the fiscal year ended December 31, 2021, through October 29, 2021, using Share data reported by NASDAQ:

Quarter Ended	High		Low		Dividends
2019	$			$	$
First Quarter		4.28		2.88	—
Second Quarter		3.20		2.01	—
Third Quarter		2.75		1.90	—
Fourth Quarter		2.88		1.93	—
2020	$			$	$
First Quarter		2.93		0.84	—
Second Quarter		2.05		0.85	—
Third Quarter		2.21		1.35	—
Fourth Quarter		2.35		1.66	—
2021	$		$		$
First Quarter		4.47		2.07	—
Second Quarter		2.55		2.19	—
Third Quarter (through October 29, 2021)		3.00		1.83	—

Under the terms of the Merger Agreement, Target has agreed not to adjust, split, combine, subdivide or reclassify any shares of its capital stock; declare, authorize, establish a record date for, accrue, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (including any Shares), except for dividends by any of its wholly-owned subsidiaries or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of its capital stock (including any Shares) or certain other securities of Target and its subsidiaries.

The Offer Price represented an approximately 4.9% premium over the $2.23 closing share price on October 22, 2021, the last close prior to public announcement of the Offer, an approximately 2.5% premium over the VWAP for the 30 days prior to the closing share price on October 22, 2021. Before deciding whether to tender, you should obtain a current market quotation for the Shares.

7. Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations

Assuming the 80% Minimum Condition is satisfied and we purchase the Shares in the Offer, we will proceed with the Target Shareholder Meeting and will seek to obtain the Target Shareholder Approval in order to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we intend to seek to consummate the Merger as promptly as practicable.

Possible Effects of the Offer on the Market for the Shares

If the Offer is consummated but the Merger does not occur, the number of shareholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by shareholders other than Merger Sub. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, shareholders not tendering their Shares in the Offer (other than Parent Related Entities, or any person who has properly exercised appraisal rights under the TBOC) will receive cash in an amount equal to the price per Share paid in the Offer.

Stock Exchange Listing

Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on NASDAQ. According to the published guidelines of The Nasdaq Stock Market, LLC, NASDAQ would consider disqualifying the Shares for listing on NASDAQ if, among other possible grounds, (a) the total number of holders of record and holders of beneficial interest, taken together, in the Shares falls below 400, (b) the bid price for a Share over a 30 consecutive business day period is less than $1.00, and (c)(i) Target has shareholders’ equity of less than $10 million, the number of publicly held Shares falls below 750,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million or there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period, (ii) the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or the market value of Target’s listed securities is less than $50 million over a ten consecutive business day period, or (iii) the number of publicly held shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or Target’s total assets and total revenue is less than $50 million each for the most recently completed fiscal year (or in two of the last three fiscal years). Shares held by officers or directors of Target, or by any beneficial owner of more than 10% of the Shares, will not be considered as being publicly held for this purpose. According to Target, there were, as of the close of business on October 25, 2021, 23,643,934 Shares issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are delisted from NASDAQ, the market for Shares will be adversely affected.

If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. Trading in the Shares will cease upon the consummation of the Merger if trading has not ceased earlier as discussed above.

Registration under the Exchange Act

The Shares are currently registered under the Exchange Act. If the Offer is consummated but the Merger does not occur, the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of Target to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of Target subject to registration, would substantially reduce the information required to be furnished by Target to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) thereof, the requirement to furnish a proxy statement pursuant to Section 14(a) thereof in connection with a shareholders’ meeting and the related requirement to furnish an annual report to shareholders, and the requirements of Rule 13e-3 thereof with respect to “going private” transactions, no longer applicable to Target. Furthermore, “affiliates” of Target and persons holding “restricted securities” of Target may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing.

Assuming the 80% Minimum Condition is satisfied and we purchase the Shares in the Offer, we will proceed with the Target Shareholder Meeting and will seek to obtain the Target Shareholder Approval in order to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we intend to seek to consummate the Merger as promptly as practicable and may in the future take steps to cause the suspension of all of Target’s reporting obligations under the Exchange Act.

Margin Regulations

The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning Target

Except as specifically set forth in this OTP, the information concerning Target contained in this OTP has been taken from or is based upon information furnished by Target or its representations or upon publicly available documents and records on file with the SEC and other public sources. The summary information below is qualified in its entirety by reference to Target’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, none of Merger Sub or any of its affiliates or assigns, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning Target, whether furnished by Target or contained in such documents and records, or for any failure by Target to disclose events that may have occurred or that may affect the significance or accuracy of any such information that is unknown to Merger Sub or any of its affiliates or assigns, the Information Agent or the Depositary, as applicable.

General. Target is a Texas corporation originally incorporated in 1952 under the name “Dawson Geophysical Company”. According to Target’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “Target 10-K”), the principal business offices of Target are located at 508 West Wall, Suite 800, Midland, Texas 79701 and its telephone number is 432-684-3000. According to Target’s 10-K, Target is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental United States and Canada. Target acquires and processes 2-D, 3-D and multi-component seismic data for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

Additional Information. The Shares are registered under the Exchange Act. Accordingly, Target is subject to the informational reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Target’s directors and officers, their remuneration, equity awards granted to them, the principal holders of Target’s securities, any material interests of such persons in transactions with Target’s and other matters is required to be disclosed in proxy statements, the most recent one having been filed with the SEC on April 1, 2021 and first mailed to Target’s shareholders on or about April 1, 2021. You may read and copy any such reports, statements or other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Target’s filings are also available to the public from commercial document retrieval services and at the SEC’s Web site at http://www.sec.gov.

9. Certain Information Concerning Merger Sub and Parent

Merger Sub is a Delaware corporation incorporated on October 15, 2021, with principal executive offices at 1430 Markum Ranch Road, East, Fort Worth, TX 76126. The telephone number of our principal executive offices is

(817) 850-3600. To date, Merger Sub has engaged in no activities other than those incidental to its formation and the commencement of the Offer. Merger Sub has no assets or liabilities other than the contractual rights and obligations related to the Merger Agreement. Upon the completion of the Merger, Merger Sub’s separate corporate existence will cease and Target will continue as the surviving corporation in the Merger. Until immediately prior to the time Merger Sub purchases Shares pursuant to the Offer, it is not anticipated that Merger Sub will have any assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Merger Sub is a wholly-owned subsidiary of Parent.

Parent was founded in 2011 and was registered as a Texas limited liability company in 2011 with its principal office located at 17010 Interstate 20, Cisco, TX 76437. The telephone number of Parent’s principal executive offices is (817) 850-3600. Parent is Wilks Brothers, LLC. As of the date of this OTP, Parent owned 2,281,597 Shares, representing 9.64% of the outstanding Shares based on 23,643,934 outstanding Shares as of the date of this OTP.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director, executive officer and general partner of Parent and Merger Sub, as applicable, and certain other information are set forth on Schedule I hereto.

Except as set forth elsewhere in this OTP or Schedule I hereto: (i) none of Merger Sub, Parent or, to Merger Sub’s and Parent’s best knowledge after due inquiry, the persons listed in Schedule I to this OTP or any associate or majority-owned subsidiary of Parent and its affiliates, Merger Sub or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Target; (ii) none of Merger Sub, Parent, or, to Merger Sub’s and Parent’s best knowledge after due inquiry, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of Target during the past 60 days; (iii) none of Merger Sub, Parent or, to Merger Sub’s and Parent’s best knowledge after due inquiry, the persons listed in Schedule I to this OTP, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Target (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this OTP, there have been no transactions between Merger Sub, Parent, their respective subsidiaries or, to Merger Sub’s and Parent’s best knowledge after due inquiry, any of the persons listed in Schedule I to this OTP, on the one hand, and Target or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (v) during the two years before the date of this OTP, there have been no contracts, negotiations or transactions between Merger Sub, Parent, their respective subsidiaries or, to Merger Sub, Parent or, to Merger Sub’s and Parent’s best knowledge after due inquiry, any of the persons listed in Schedule I to this OTP, on the one hand, and Target or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (vi) none of Merger Sub, Parent or, to Merger Sub, Parent or, to Merger Sub’s, and Parent’s best knowledge after due inquiry, the persons listed in Schedule I to this OTP has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (vii) none of Merger Sub, Parent or, to Merger Sub, Parent, or, to Merger Sub’s and Parent’s best knowledge after due inquiry, the persons listed in Schedule I to this OTP has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

We do not believe our financial condition or the financial condition of Parent is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares (other than Shares held by Parent Related Entities) solely for cash, (ii) consummation of the Offer is not subject to any financing condition, (iii) Parent expects to have sufficient funds to purchase all Shares validly tendered in the

Offer and to provide funding for the Merger, and (iv) if we consummate the Offer and the Merger, we will acquire any remaining Shares which were not validly tendered in the Offer in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price), subject to any Shareholder’s demand for appraisal rights in accordance with the TBOC.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (which we refer to as the “Schedule TO”), of which this OTP forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Merger Sub with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Parent has filed electronically with the SEC.

10. Source and Amount of Funds

We estimate that we will need approximately $51.5 million to purchase all Shares validly tendered in the Offer, to pay amounts payable in respect of certain restricted stock units, to pay related fees and expenses and to pay the cash consideration for Shares not tendered and purchased pursuant to the terms of the Offer in connection with consummating the Merger. Parent will provide us with the necessary funds to pay for the Offer through cash on hand. This Offer, the Merger and the other transactions contemplated by the Merger Agreement are not conditioned on obtaining financing or the funding thereof.

11. Background of the Offer; Contacts with Target

The information set forth below regarding Target not involving Parent or Merger Sub was provided by Target, and none of Parent, Merger Sub or any of their affiliates or representatives assumes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which none of Parent, Merger Sub or any of their affiliates or representatives participated.

Background of the Offer

Wilks Brothers, LLC, a Texas limited liability company (“Wilks Brothers” or “Parent”) is a holding company for certain oilfield service company investments and businesses. Parent is majority-owned and controlled by Dan Wilks and Farris Wilks or their respective affiliate companies. Parent is constantly looking for opportunities to enhance value to its equity holders and to allow its operating companies to remain leaders in their respective industries including consideration of strategic business combinations and potential strategic commercial transactions. One of Parent’s subsidiary companies is Breckenridge Geophysical, LLC (“Breckinridge”), a Delaware limited liability company which is a seismic data acquisition company with operations across the contiguous United States. In late 2019, members of the board and management of Wilks Brothers met as the Wilks Brothers’ offices in Frisco, Texas and discussed potential opportunities to expand and enhance Breckinridge’s business. Dawson Geophysical Inc. (“Dawson” or the “Company”) was discussed as a potential opportunity that Wilks Brothers might consider.

On November 22, 2019, Matt Wilks and Ladd Wilks (as representatives of Parent and Breckenridge) had a phone call with Stephen Jumper, the chief executive officer of Dawson, to discuss generally the potential for a business combination or other transaction between Dawson and Breckenridge.

On December 2, 2019, Moelis & Company (“Moelis”) which had been engaged by Dawson, contacted Ladd Wilks by telephone to advance discussions regarding a potential transaction between Dawson and Breckenridge. Parent proposed an in-person meeting between Moelis and Parent to discuss in greater depth Breckinridge and Dawson and the possibility of Parent combining the companies.

On December 11, 2019, Matt Wilks and Ladd Wilks had a meeting with Moelis in the Parent’s offices in Willow Park, Texas to discuss a potential transaction.

Following such meeting, the conversations regarding a potential transaction went quiet, but in April 2020, Stephen Jumper contacted Matt Wilks and expressed a desire to reconnect and discuss a potential transaction. Drafts of a non-disclosure agreement were exchanged following such call.

On October 19, 2020, Wilks Brothers filed a Schedule 13G disclosing ownership of 1.8 million shares (approximately 7.8% ownership). On October 22, 2020, Stephen Jumper called Parent to inquire about the Schedule 13G filing with Matt Wilks.

On November 24, 2020, Stephen Jumper called Matt Wilks to further discuss Parent’s ownership position in the Company.

On January 19, 2021, Parent filed a Schedule 13D disclosing ownership of 2.3 million shares (approximately 9.7% ownership). Additionally, on January 19, 2021, Parent submitted a non-binding letter of intent and term sheet proposing an acquisition of Breckenridge by Dawson in a stock-for-stock transaction, with Breckenridge shareholders receiving pro forma Company ownership of 20%, plus $10.0 million of cash consideration.

On January 22, 2021, Stephen Jumper responded to Matt Wilks by email confirming he had received the letter of intent and term sheet and would share the materials with the Dawson board. Mr. Jumper requested that Dawson and Parent enter into a mutual non-disclosure agreement to allow for the exchange of preliminary due diligence materials for both parties to effectively evaluate a potential transaction.

On February 9, 2021, Stephen Jumper returned the executed NDA by email.

On February 11, 2021, Stephen Jumper provided a preliminary diligence list compiled by Dawson, Moelis and their legal advisor, Baker Botts LLP (“Baker Botts”).

On March 4, 2021, Matt Wilks provided a diligence request list to Stephen Jumper on behalf of Parent and Breckenridge. Following such request, Parent and Moelis held phone conversations to determine the logistics for sharing diligence information and diligence materials were shared with Dawson.

Later in March, Matt Wilks, Ladd Wilks and Sergei Krylov, Wilks Brothers CFO, had various telephone conversations with Moelis to further discuss diligence related matters and how best to structure a transaction.

On April 6, 2021, Stephen Jumper and Moelis called representatives of Parent and notified such representatives that Dawson was electing not to pursue a transaction with Parent at that time. Mr. Jumper indicated that a lack of liquidity for their shareholders weighed heavily in the decision.

On April 9, 2021, Wilks Brothers sent a letter to formally terminate the offer made for Dawson to Mr. Jumper.

In August 2021, Parent had certain meetings between management and its board members and decided to try again to transact with Dawson. On August 24, 2021, Parent submitted an unsolicited proposal to Dawson to acquire all outstanding shares of Dawson not already owned for approximately $2.225 per share in a cash tender offer. About this time, Parent engaged Vinson & Elkins, LLP (“V&E”) as legal counsel to assist with respect to the potential transaction with Dawson. In following calls, Matt Wilks emphasized that this proposal was structured to accommodate the perceived desire of Dawson shareholders for liquidity.

On September 10, 2021, Stephen Jumper spoke with Matt Wilks by phone and made a verbal counter proposal for Parent to acquire all of the outstanding shares of Dawson not already owned for an increased price of approximately $2.70 per share pursuant to either a tender offer or a merger.

On September 12, 2021, Parent’s Board had a conference call to discuss the counteroffer.

On September 13, 2021, Parent responded to the counter proposal at an increased price of $2.32 per share. Later that day, Mr. Jumper provided a verbal counter proposal of $2.50 per share. Parent provided another counter proposal of $2.3366 per share, with a potential adjustment to the total cash consideration to be paid if the actual ending cash balance at August 31, 2021 fell below $42.4 million.

On September 15, 2021, Stephen Jumper provided a verbal counter proposal of $2.34 per share and agreed to the cash consideration adjustment previously proposed. Later that day, both parties verbally agreed to a per share price of $2.34, with a potential adjustment to the total cash consideration to be paid if the actual ending cash balance of the Company at August 31, 2021 fell below $42.4 million, and subject to completion of due diligence, negotiation of a definitive agreement and approvals by the Board of Directions of both the Company and Parent.

On September 16, 2021, Baker Botts and V&E, outside counsel to the Parent held a conference call to discuss the transaction structure and drafting responsibilities.

On September 17, 2021, V&E sent a diligence request list to Baker Botts and Baker Botts and V&E discussed logistics for contracting and completing diligence.

On September 21, 2021, Parent and Dawson entered into a confidentiality agreement providing that information provided by Dawson could be used solely for the purpose of evaluating, negotiating, and consummating a possible transaction.

On September 22, 2021, V&E provided an initial draft Merger Agreement to management of the Company and Baker Botts.

On September 24, 2021, Parent and Dawson entered into an exclusivity agreement providing Parent with exclusivity with respect to discussions and negotiations to acquire Dawson through September 30, 2021.

From September 22, 2021, through execution of the Merger Agreement, both parties and their outside counsel completed their diligence and reviewed and commented on drafts of the Merger Agreement and related disclosure schedules. The negotiations among the parties, among other things, considered whether Parent would have the option to close the tender offer at a lower ownership percentage if it obtained less than 80% ownership of the Company required for approval of the merger. Ultimately the parties decided on a 65% threshold which must be met for the transaction to close. The ability to close If the shares tendered were between 65% and 85% would require mutual agreement of Parent and the Company. In connection with such negotiations, Baker Botts and V&E exchanged additional drafts of the Merger Agreement.

On October 5, 2021, Stephen Jumper asked Parent to increase the offer price from $2.34 per share to $2.40 per share based on recent trading activity.

On October 13, 2021, Wilks Brothers responded to Mr. Jumper’s request to increase the offer price from $2.34 per share to $2.40 per share and declined to increase the price. Parent expressed that, based on the Company’s declining performance and the weakening of certain of the Company’s principal markets, the Wilks Brothers considered the $2.34 to be a fair and reasonable price. After discussion, the parties agreed that sufficient information had been provided regarding the Company’s balance sheet such that no downward price adjustment from the $2.34 price per share would be contemplated.

From October 18, 2021 to October 22, 2021, the parties exchanged drafts of a press release announcing the transaction, an amendment to the Company’s existing shareholder rights plan, and finalized drafts of the merger agreement and the related disclosure schedules.

On October 20, 2021, Parent held a board meeting in Frisco, Texas at which the transaction with Dawson was approved.

On October 22, 2021, Baker Botts delivered to V&E proposed execution version of the merger agreement.

On October 25, 2021, the Company, Parent and Merger Sub executed the Merger Agreement.

Past Contacts, Transactions, Negotiations and Agreements

For more information on the Merger Agreement and the other agreements between Target and Merger Sub and their respective related parties, see “—Section 9—Certain Information Concerning Merger Sub and Parent” “Section 10 —Source and Amount of Funds” and “Section 13—The Transaction Documents.”

12. Purpose of the Offer; Plans for Target; Stockholder Approval; Appraisal Rights

Purpose of the Offer; Plans for Target

The purpose of the Offer and the Merger is for Parent to acquire control of Target and to ultimately cause Target to be owned by Parent and its Affiliates. The Offer, as the first step in the acquisition of Target, is intended to facilitate the acquisition of all of the Shares not held by Parent Related Entities. The purpose of the Merger is to acquire all capital stock of Target not purchased pursuant to the Offer that is not held by Parent Related Entities and to cause Target to become owned by Parent and its Affiliates.

We currently intend, as promptly as practicable after the Acceptance Time, and subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to have the Target Shareholder Meeting and consummate the Merger pursuant to the Merger Agreement. As described in “—Section 13—The Transaction Documents—The Merger Agreement—The Merger”, the Shares acquired in the Offer will be canceled in the Merger and the capital stock of Target as the surviving corporation will be the capital stock of Merger Sub. At the Merger Effective Time, the directors of the Merger Sub immediately prior to the Merger Effective Time will be directors of Target as the surviving corporation, and the officers of the Merger Sub immediately prior to the Merger Effective Time will be the officers of Target as the surviving corporation. At the Merger Effective Time, the certificate of incorporation of the surviving corporation in the Merger will be amended and restated in its entirety so as to read in the form set forth on Exhibit A to the Merger Agreement, and the bylaws of Merger Sub in effect at the Merger Effective Time will be the bylaws of the surviving corporation in the Merger. See “—Section 13—The Transaction Documents—The Merger Agreement—The Merger.” Upon completion of the Merger, the Shares currently listed on NASDAQ will cease to be listed on NASDAQ and will subsequently be deregistered under the Exchange Act.

If you sell your Shares in the Offer, you will cease to have any equity interest in Target or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in Target. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Target.

If the 80% Minimum Condition is met and we accept Shares for payment pursuant to the Offer, we will obtain control over the management of Target and the Target Board shortly thereafter. Parent and Merger Sub are conducting a detailed review of Target and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer. Parent and Merger Sub will continue to evaluate the business and operations of Target during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Target intends to review such information as part of a comprehensive review of Target’s business, operations, capitalization and management with a view to optimizing development of Target’s potential in conjunction with Target’s and Parent’s existing businesses.

Except as set forth in this OTP, Parent and Merger Sub have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Target or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Target, (iii) any material change in Target’s capitalization or dividend policy, (iv) any other material change in Target’s corporate structure or business, (v) changes to the management of Target or the Target Board, (vi) a class of securities of Target being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of Target being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act. However, plans may change based on further analysis, including changes in Target’s business, corporate structure, charter, bylaws, capitalization, board of directors and management.

To the best knowledge of Parent and Merger Sub, except for certain pre-existing agreements to be described in the Schedule 14D-9, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of Target, on the one hand, and Parent, Merger Sub or Target, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of Target entering into any such agreement, arrangement or understanding.

Stockholder Approval

If the Offer is consummated, we will seek the approval of Target’s remaining public shareholders at the Target Shareholder Meeting before effecting the Merger. If the 80% Minimum Condition has been met, we will have sufficient voting interest to approve the Merger at such meeting.

If Merger Sub accepts for purchase Shares representing less than the 80% Minimum Condition, Merger Sub and Target may mutually agree to proceed with holding the Target Shareholder Meeting and seeking the Target Shareholder Approval to consummate the Merger. If Merger Sub completes the Merger, the surviving corporation in the Merger will be a subsidiary of Parent and its affiliates, and the Shares will no longer be publicly traded. If Merger Sub does not complete the Merger, then the Shareholders of Target not tendering in the Offer will become minority Shareholders in a company over which Parent and its affiliates have significant influence. Additionally, in such event, the number of outstanding Shareholders could be reduced to a number which requires delisting of Target’s shares from NASDAQ.

Appraisal Rights

Shareholders of Target do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, each holder of Shares at the Merger Effective Time who (i) did not validly tender such Shares into the Offer, (ii) has voted against the Merger and (iii) otherwise complies with the applicable statutory provisions of the TBOC, will be entitled to demand fair value of such Shares. Otherwise, each holder of Shares at the Merger Effective Time of the Merger that (i) did not validly tender such Shares into the Offer and (ii) did not demand fair value in accordance with the TBOC will be entitled to receive the same cash consideration, without interest and less any required withholding of taxes, for their Shares as was payable in the Offer. The “fair value” of such Shares may be more than, less than, or equal to the Offer Price.

Under the TBOC, where a merger is approved, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to seek appraisal of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation. The Schedule 14D-9 will constitute the formal notice of appraisal rights under the TBOC.

As will be described more fully in the Schedule 14D-9, in order to exercise appraisal rights under the TBOC in connection with the Merger, a stockholder must do all of the following:

•

within the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to Target a written demand for appraisal of Shares held, which demand must reasonably inform Target of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender their Shares in the Offer;

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Merger Effective Time; and

•	strictly follow the statutory procedures for perfecting appraisal rights under Texas law.

Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so in connection with the Merger, should review the Schedule 14D-9 carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the TBOC.

The foregoing summary of the rights of Target’s shareholders to appraisal rights under the TBOC in connection with the Merger does not purport to be a complete statement of the procedures to be followed by the shareholders of Target desiring to exercise appraisal rights in connection with the Merger and is qualified in its entirety. The proper exercise of appraisal rights in connection with the Merger requires strict adherence to the applicable provisions of the TBOC.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the Offer Conditions, you will receive the Offer Price for your Shares.

13. The Transaction Documents

The Merger Agreement

The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which Merger Sub has included as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO and incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in “—Section 9—Certain Information Concerning Merger Sub and Parent.” Shareholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this Section 13 and not otherwise defined have the respective meanings set forth in the Merger Agreement.

The summary description has been included in this OTP to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Parent, Merger Sub, Target or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Target’s shareholders. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties, covenants or descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Parent, Merger Sub, Target or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or may change after October 25, 2021, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties, covenants or descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Parent, its affiliates and Target publicly file.

The Offer

Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub has agreed to commence a cash tender offer on behalf of Parent as promptly as practicable, for all of the Shares, other than Shares held by Parent Related Entities, at a purchase price of $2.34 per Share in cash, without interest and less any required withholding of taxes. Merger Sub’s obligation to accept for payment and pay for Shares validly tendered in accordance with the terms of the Offer and “received” (as defined in the TBOC) pursuant to the Offer is subject to, among other conditions, the satisfaction of the 80% Minimum Condition and the satisfaction or waiver of the other Offer Conditions set forth in “—Section 15—Conditions to the Offer.”

Merger Sub also reserves the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer; provided that, without the prior written consent of Target, Merger Sub shall not:

•	increase or decrease the percentage of Shares required to meet the 80% Minimum Condition above or below 80% (see the “Introduction” to this OTP);

•	decrease the Offer Price other than in the manner required by the Merger Agreement;

•	change the form of consideration to be paid in the Offer;

•	decrease the number of Shares sought to be purchased in the Offer;

•	extend or otherwise change the expiration date of the Offer except as otherwise provided by the terms of the Merger Agreement (see “—Extensions of the Offer.”); or

•	otherwise amend, modify or supplement any of the Offer Conditions or other terms of the Offer in any manner that broadens such conditions or is otherwise adverse to the holders of the Shares.

For the avoidance of doubt, the parties acknowledged and agreed that Merger Sub, upon the mutual agreement of Merger Sub and Target, may amend or waive the 80% Minimum Condition (except for any amendment having the effect of increasing the percentage of Shares required to meet the 80% Minimum Condition above 80%) and close the Offer even if insufficient Shares have been tendered to meet the 80% Minimum Condition.

Initial Expiration of the Offer; Extensions of the Offer

The date on which Merger Sub commenced the Offer is referred to as the “Offer Commencement Date.” The Initial Expiration Date and time of the Offer is 11:59 P.M., New York City time, on November 30, 2021. If the 65% Threshold has been met, but any of the Offer Conditions is not satisfied or waived at the initial scheduled expiration date, Merger Sub must extend the Offer for up to two successive periods of 10 business days for each individual extension, until such Offer Conditions are satisfied or waived. Merger Sub is also required to extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period otherwise required by the rules and regulations of NASDAQ or applicable law. However, in no event will we be required to, and without Target’s prior written consent we may not, extend the Offer beyond the Offer End Date.

The Merger Agreement obligates Merger Sub, subject to the satisfaction or waiver of the conditions set forth in “—Section 15—Conditions to the Offer,” to accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Date.

Completion of Offer and Acceptance as a Condition to Merger

If the 80% Minimum Condition is satisfied at the Initial Expiration Date or any extension thereof, as further described below, then (I) on the terms and subject to the conditions of the Offer, Merger Sub will accept for payment and pay for all of the Shares validly tendered in the Offer and (II) as promptly as practicable on the terms and subject to the conditions contained in the Merger Agreement, Target will convene a special meeting of the Shareholders duly called and held in accordance with the Amended and Restated Certificate of Formation of Target, as amended February 11, 2015, and the TBOC, at which Target Shareholders will be asked to approve the Merger, in accordance with the TBOC.

The Offer will terminate on the Initial Expiration Date if, on such date, the 65% threshold has not been met.

If the 80% Minimum Condition is not satisfied on the Initial Expiration Date, but the 65% Threshold is met, then Merger Sub shall provide for up to two 65% Threshold Extensions. If, after two 65% Threshold Extensions have occurred, the 80% Minimum Condition has not been met, then the Offer will expire unless Merger Sub and Target mutually agree that Merger Sub may accept for purchase Shares tendered in the Offer even though the 80% Minimum Condition has not been satisfied. If Merger Sub accepts for purchase Shares representing less than the 80% Minimum Condition, Merger Sub and Target may also mutually agree to proceed with holding the Target Shareholder Meeting and seeking the Target Shareholder Approval to consummate the Merger.

Preparation of the Proxy Statement; Target Shareholder Meeting

Unless the Target Board has made an Adverse Recommendation Change (as defined in the Merger Agreement), Target shall prepare and cause to be filed with the SEC as promptly as reasonably practicable following the Offer Commencement Date, a proxy statement in preliminary form which can be mailed to Target Shareholders relating to the Target Shareholder Meeting to consider and vote on the approval of the Merger (the “Target Shareholder Approval Matters”) (such proxy statement, together with any amendments or supplements thereto the “Proxy Statement”), which Proxy Statement shall contain the Target Shareholder Approval Matters and the recommendation by the Board that the shareholders of Target tender their shares in the Offer and approve the Merger (the “Target Board Recommendation”), and shall be prepared on the basis that Parent and Target are proceeding with consummation of the Merger on the basis that the 80% Minimum Condition has been met. Parent shall furnish all information concerning itself and the Offeror to Target, and provide such other assistance, as may be reasonably requested by Target or its outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement.

If, immediately following the Acceptance Time, the 80% Minimum Condition has been met or Parent and Target mutually agree to proceed with the holding the Target Shareholder Meeting and seeking the Target Shareholder Approval to consummate the Merger, then Target shall:

(i)

file the Proxy Statement in definitive form with the SEC containing the Target Shareholder Approval Matters and the Target Board Recommendation and cause such definitive Proxy Statement to be mailed to the Shareholders of Target as promptly as reasonably practicable after the SEC advises Target that the SEC has no further comments on the Proxy Statement; and

(ii)	as soon as practicable after mailing of the definitive Proxy Statement to the Shareholders of Target, duly convene and hold the Target Shareholder Meeting and solicit the Target Shareholder Approval.

The Merger

As promptly as practicable following either reaching the 80% Minimum Condition or Merger Sub and Target mutually agreeing to proceed with the Merger, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Target will hold the Target Shareholder Meeting and, after receiving the requisite votes, will merge with and into Target with Target continuing as the surviving corporation and a subsidiary of

Parent. The Merger will be governed by the TBOC and will be effected as promptly as practicable after the consummation of the Offer upon the terms and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.

At the Merger Effective Time, the certificate of incorporation of Target as in effect immediately prior to the Merger Effective Time will be amended and restated in its entirety so as to read in the form set forth on Exhibit A to the Merger Agreement. The bylaws of Merger Sub as in effect immediately prior to the Merger Effective Time will be the bylaws of Target as the surviving corporation. At the Merger Effective Time, the directors of the Merger Sub immediately prior to the Merger Effective Time will be directors of Target as the surviving corporation, and the officers of the Merger Sub immediately prior to the Merger Effective Time will be the officers of Target as the surviving corporation.

At the Merger Effective Time, each outstanding Share (other than Shares held by Parent, us or any affiliate of Parent, or any Shareholders who have properly exercised their appraisal rights under the TBOC will be automatically converted into the right to receive the Merger Consideration, without interest and less any required withholding taxes. All such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration.

Each Share held by Target as treasury stock (other than Shares in an employee plan of Target) immediately prior to the Merger Effective Time and each Share owned by Merger Sub as of the commencement of the Offer, shall be canceled, and no payment shall be made with respect thereto. Each share of common stock of Merger Sub outstanding immediately prior to the Merger Effective Time shall be canceled, and no payment shall be made with respect thereto.

Target RSUs

The Merger Agreement provides that, at or immediately prior to the Merger Effective Time, each Target RSU granted or issued pursuant to the 2016 Plan, whether vested or unvested, that is outstanding immediately prior to the Merger Effective Time, shall be canceled and converted into the right to receive, at or promptly after the Merger Effective Time, an amount in cash equal to the product of (i) the Merger Consideration and (ii) the total number of restricted stock units subject to such Target RSU. Prior to the Merger Effective Time, Target shall take all actions necessary or appropriate to effectuate the treatment of the Target RSUs as contemplated in the Merger Agreement.

Representations and Warranties

In the Merger Agreement, Target has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or confidential disclosure letter that Target delivered to Parent and Merger Sub in connection with the execution and delivery of the Merger Agreement. These representations and warranties relate to, among other things: (i) corporate existence and power; (ii) corporate authorization; (iii) governmental authorization; (iv) non-contravention; (v) capitalization; (vi) subsidiaries; (vii) SEC filings and the Sarbanes-Oxley Act; (viii) financial statements; (ix) disclosure documents; (x) absence of certain changes; (xi) no undisclosed material liabilities; (xii) compliance with laws, permits and court orders; (xiii) insurance; (xiv) litigation; (xv) properties and assets; (xvi) intellectual property; (xvii) taxes; (xviii) employee benefit plans; (xix) labor matters; (xx) environmental matters; (xxi) material contracts; (xxii) affiliate transactions; (xxiii) finder’s fees; (xxiv) opinion of financial advisor; (xxv) antitakeover statutes; and (xxvi) no other representations or warranties.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Target that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things: (i) corporate existence and power; (ii) corporate authorization; (iii) governmental authorization; (iv) non-contravention; (v) disclosure documents;

(vi) finder’s fees and (vii) sufficiency of funds; (viii) litigation; (ix) no ownership; and (x) no other representations or warranties.

The representations and warranties will not survive consummation of the Merger.

Operating Covenants

Pursuant to the Merger Agreement, from October 25, 2021 until the Merger Effective Time, except as disclosed in the confidential disclosure letter that Target delivered to Parent and Merger Sub in connection with the execution of the Merger Agreement, Target has agreed to, and has agreed to cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all necessary permits, (iii) keep available the services of its directors, officers, and key employees on commercially reasonable terms (subject to certain limitations), (iv) maintain existing relations and goodwill with governmental authorities, its material customers, material supplies, lenders, vendors, agents, contractors, and others having material business relationships with it and (v) comply with any quarantine, shut down or similar law promulgated by any governmental authority and directly applicable to specified areas and types of business operations of Target, in each case, in connection with or response to the COVID-19 pandemic.

In addition, during the same period, except as (i) disclosed in the confidential disclosure letter that Target delivered to Parent and Merger Sub in connection with the execution of the Merger Agreement, or (ii) expressly provided for by the Merger Agreement, Target has agreed not to, and has agreed not to permit any of its subsidiaries to, without the prior written consent of Parent:

•	amend or otherwise change its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

•	enter into any new line of business outside the existing business of Target and its Subsidiaries as of the date of this Agreement;

•

(i) adjust, split, combine, subdivide or reclassify any shares of its capital stock, (ii) declare, authorize, establish a record date for, accrue, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (including any Shares), except for dividends by any of its wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of its capital stock (including any Shares), Target Securities or any Target Subsidiary Securities;

•

(i) issue, deliver, sell, dispose, encumber, grant, confer, award or authorize the issuance, delivery, sale, disposal, encumbrance, grant, conferral or award of, any shares of any Target Securities(including under the 2016 Plan) or Target Subsidiary Securities, other than the issuance of (A) any Shares upon the settlement of any Target RSUs that are outstanding on the date of this Agreement in accordance with their terms on the date of this Agreement and (B) any Target Subsidiary Securities to Target or any other wholly-owned Subsidiary of Target or (ii) amend or otherwise change any term of any Target Security or any Target Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

•

incur any capital expenditures or any obligations or liabilities in respect thereof in excess of the amount reflected in Target’s capital expenditure budget attached to Section 7.01(e) of the Target Disclosure Schedule;

•

make any acquisition of (including by merger, consolidation or acquisition of stock or assets or otherwise) any Person or any division or portion thereof; acquire any assets, other than any asset acquisitions in an aggregate amount not to exceed $250,000 in the ordinary course of business; or otherwise merge, consolidate or amalgamate with any other Person;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

sell, lease, license or otherwise transfer, or dispose of, mortgage, sell and lease back or otherwise or create or incur any Lien on, any of Target’s or its Subsidiaries’ assets, securities, properties, interests or businesses or other interests therein whether tangible or intangible (including securitizations) (other than Intellectual Property) that is material to Target and its Subsidiaries, taken as a whole, other than (i) sales of inventory in the ordinary course of business consistent with past practice or an obsolete or worthless asset, (ii) pursuant to Contracts in effect on the date hereof, (iii) Permitted Liens and (iv) transfers among Target and its wholly owned Subsidiaries, or among the wholly owned Subsidiaries of Target;

•

sell, assign, license, sublicense, transfer, convey, abandon, incur any Lien other than Permitted Liens on or otherwise dispose of or fail to maintain, enforce or protect any material Intellectual Property owned, used or held for use by Target or any of its Subsidiaries (except for non-exclusive licenses or sublicenses of Intellectual Property granted by Target or any of its Subsidiaries in the ordinary course of business consistent with past practice);

•

make any loans, advances or capital contributions to, or investments in, any other Person, other than in a wholly owned Target Subsidiary, investments in short term marketable securities and cash equivalents, and advances to employees in respect of travel or other related business expenses in each case in the ordinary course of business consistent with past practice;

•

create, incur, assume, suffer to exist or otherwise become liable with respect to any, or repay, redeem, repurchase or otherwise retire any (other than as required by its terms) existing Indebtedness, in each case except for (i) loans or advances between Subsidiaries of the Company or between the Company and Subsidiaries, (ii) trade payables incurred in the ordinary course of business, (iii) immaterial obligations incurred pursuant to business credit cards in the ordinary course of business and (iv) any other Indebtedness incurred under the Dominion Loan Agreement in the ordinary course of business consistent with past practice for capital expenditures and working capital;

•

renew, enter into, amend or modify or terminate any Material Contract, or any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement (except the expiration or renewal of any Material Contract in accordance with its terms), or otherwise waive, release, relinquish or assign any material rights, claims or benefits of Target or any of its Subsidiaries; provided, however, that this shall not prevent Target from entering into any new Contract for the provision of seismic services in the ordinary course of business;

•

except as required by the terms of any Employee Plan as in effect on the date hereof or applicable law, (i) with respect to any current or former Service Provider, (A) grant or increase any compensation, bonus, severance, retention, change in control, termination pay, welfare or other benefits, (B) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider or (C) enter into or amend any employment, consulting, severance, retention, change in control, termination pay, retirement, deferred compensation, transaction bonus or similar agreement or arrangement, (ii) establish, adopt, enter into or amend any Employee Plan or Collective Bargaining Agreement, (iii) recognize any new union, works council or similar employee representative with respect to any current or former Service Provider, (iv) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit, to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or Section 4999 of the Code, (v) hire any employees who would be Key Employees or (vi) terminate the employment of any Key Employee other than for cause or pursuant to the requested resignation or retirement of such Key Employee;

•

change Target’s fiscal year or, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, or with respect to permitted early adoption of required GAAP as disclosed in Target’ 10-K, as agreed to by its independent public accountants, methods of accounting;

•

(i) settle, release, waive, discharge or compromise, or offer or propose to settle, release, waive, discharge or compromise, (A) any Action or threatened Action (excluding any Action or threatened Action relating to Taxes) involving or against Target or any of its Subsidiaries in excess of $100,000 individually or $500,000 in the aggregate or that imposes any restrictions or limitations upon the operations or business of Target or any of its Subsidiaries or equitable or injunctive remedies or the admission of any criminal wrongdoing or (B) any Action or threatened Action (excluding any Action or threatened Action relating to Taxes) that relates to the transactions contemplated hereby or (ii) initiate or commence any Action outside the ordinary course of business consistent with past practice;

•

change any material Tax election, change any annual Tax accounting period, adopt or (other than consistent with past practice) change any material method of Tax accounting, amend any Tax Return that would have the effect of increasing the Tax liability of Target or any Subsidiary of Target for any period on or after the Closing, enter into any closing agreement with respect to Taxes, settle or compromise any Action relating to Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than pursuant to customary extensions of the due date to file a Tax Return obtained in the ordinary course of business), or knowingly surrender any right to claim a Tax refund or offset or other reduction in Tax liability;

•

take any action that would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Offer, the Target Special Meeting, the Merger or the other transactions contemplated by this Agreement;

•	take any action that would reasonably be expected to result in the cancellation of existing insurance policies or insurance coverage; or

•	agree, resolve or commit to do any of the foregoing.

Access to Information

From the date of the Merger Agreement until the termination of the Merger Agreement pursuant to the terms thereof, upon reasonable notice during normal business hours, Target will (and will cause its subsidiaries to) (i) give Parent and its representatives reasonable access to the offices, properties, assets, books, records work papers and other documents of Target and its subsidiaries and (ii) promptly furnish to Parent and its representatives such financial and operating data and other information as such persons may reasonably request.

No Solicitation; Other Offers

Pursuant to the Merger Agreement, Target has agreed that it will not, nor will it authorize or permit any of its subsidiaries or any of its or their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents, advisors or other representatives (“Representatives”) to, directly or indirectly:

•	solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal (as defined below);

•

enter into, engage in or participate in any discussions or negotiations with, furnish any nonpublic information relating to Target or any of its subsidiaries or afford access to the business, properties, assets, books or records of Target or any of its subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal; or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other contract relating to an Acquisition Proposal.

Target has agreed that it will, and will cause its subsidiaries and its and their Representatives to, cease immediately any discussions or negotiations with third parties and request that each such third party promptly return or destroy all confidential information furnished to such person by or on behalf of Target or any of its subsidiaries.

Notwithstanding the foregoing, at any time prior to the Acceptance Time, Target may (A) engage in negotiations or discussions with any third party that made after, October 25, 2021, a written Acquisition Proposal that did not result from a material breach of the Merger Agreement’s non-solicitation provisions and that the Target Board reasonably believes, after consultation with outside legal counsel and its independent financial advisor, is or would reasonably be expected to lead to a Superior Proposal (as defined below) and (B) furnish to such third party, its Representatives and its potential sources of financing non-public information relating to Target or any of its subsidiaries pursuant to a confidentiality agreement (a copy of which must be provided for informational purposes only to Parent) with such third party and/or such other persons with terms no less favorable to Target than those contained in the Confidentiality Agreement (in which case Target will provide such information to Parent promptly (and in any event within 24 hours) following the time it is provided or made available to such third party and/or such other persons).

In addition, Target must notify Parent promptly (but in no event later than 24 hours) after receipt by it (or any of its Representatives) of any Acquisition Proposal or any request for nonpublic information relating to Target or any of its subsidiaries in connection with any such Acquisition Proposal (or for the purpose of facilitating the submission of an Acquisition Proposal) or request for access to the business, properties, assets, books or records of Target or any of its subsidiaries by any third party that has made an Acquisition Proposal or that has made such request for the purpose of facilitating the submission of an Acquisition Proposal. Target is required to keep Parent reasonably informed, on a reasonably prompt basis, of the status of any such Acquisition Proposal and will promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent by or provided to Target or any of its subsidiaries or any of their respective Representatives that describes the material terms or conditions of any Acquisition Proposal (as well as written summaries of any oral communications addressing such matters).

“Acquisition Proposal” means, other than the transactions contemplated by the Merger Agreement, any third-party offer, proposal or inquiry relating to, in a single transaction or a series of related transactions, (i) any acquisition or purchase, direct or indirect, of assets representing 20% or more of the consolidated assets of Target, or 20% or more of any class of equity or voting securities of Target or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Target, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any third party beneficially owning 20% or more of any class of equity or voting securities of Target or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Target or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Target or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Target.

“Superior Proposal” means any written Acquisition Proposal (substituting the term “50%” for the term “20%” in each instance where such term appears therein) that the Target Board determines in good faith, after consultation with its financial advisor and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable to Target’s shareholders than as provided by the Merger Agreement (taking into account any revisions proposed by Parent and not withdrawn to amend the terms of the Merger Agreement in connection with the process described below in “—Last Look”)), which the Board of Directors determines is reasonably likely to be consummated without undue delay relative to the transactions contemplated by the Merger Agreement and for which financing, if a cash transaction (whether in whole or in part), is then fully committed by a reputable financing source or reasonably determined to be available by the Target Board.

Adverse Recommendation Change

Under the Merger Agreement, neither the Target Board nor any committee thereof may:

•	qualify, withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to qualify, withdraw or modify the Target Board Recommendation (see the “Introduction” to this OTP);

•	adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Acquisition Proposal, or resolve or agree to take any such action;

•	publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer);

•

other than with respect to a tender offer described in the preceding bullet, following the date any Acquisition Proposal or any material modification thereto is first made public, fail to issue a press release reaffirming the Target Board Recommendation within ten business days after a request by Parent to do so; or

•

fail to include the Target Board Recommendation in the Schedule 14D-9 when disseminated to Target’s shareholders (any action described in this or the preceding four bullets being referred to herein as an “Adverse Recommendation Change”).

Nothing in the Merger Agreement prevents Target or the Target Board from complying with Rule 14e-2(a) or Rule 14d-9 under the 1934 Act or making any disclosure to the shareholders of Target if the Target Board determines in good faith, after consultation with the outside legal counsel, that the failure to make such disclosure would reasonably be likely to be inconsistent with its fiduciary duties under the TBOC. However, no Adverse Recommendation Change may be made unless Target has first complied with its obligations noted below.

At any time prior to the Acceptance Time, the Target Board may effect an Adverse Recommendation Change (i) in connection with a Superior Proposal or (ii) in response to material events, changes or developments in circumstances (other than, among other items, Acquisition Proposals) that were not known to or reasonably foreseeable by the Target Board, subject to the exclusions provided in the Merger Agreement, as of or prior to October 25, 2021 and becomes known to the Target Board after such date and prior to the Acceptance Time (an “Intervening Event”), provided that:

•

Target notifies Parent in writing, at least five business days before taking that action, of its intention to do so, specifying in reasonable detail the reasons for such Adverse Recommendation Change and/or such termination, attaching (i) in the case of an Adverse Recommendation Change to be made in connection with a Superior Proposal or a termination of the Merger Agreement, the most current version of the proposed agreement under which a Superior Proposal is proposed to be consummated and the identity of the third party making the Acquisition Proposal, or (ii) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, a reasonably detailed description of the reasons for making such Adverse Recommendation Change;

•

Target has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period any revisions to the terms of the Merger Agreement that Parent proposes and has not withdrawn in response to such Superior Proposal and that would be binding on Parent if accepted by Target; and

•

following the end of such notice period, the Target Board shall have determined, in consultation with outside legal counsel and its independent financial advisor, and giving due consideration to such revisions proposed by Parent, that (i) in the case of an Adverse Recommendation Change to be made in connection with a Superior Proposal or a termination of the Merger Agreement, such Superior Proposal would nevertheless continue to constitute a Superior Proposal (assuming such revisions proposed by Parent were to be given effect) and (ii) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, obviates the need for such recommendation change, and in either case, the Target Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under the TBOC.

Any amendment to the financial terms or other material terms of such Superior Proposal will require a new written notification from Target and a new three business day period.

Compensation Arrangements

Pursuant to the Merger Agreement, prior to the Merger Effective Time, Target will take all steps that may be necessary or advisable to cause each Employee Plan pursuant to which consideration is payable to any officer, director or employee that is entered into by Target or any of its subsidiaries on or after the date of the Merger Agreement to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the 1934 Act in a manner that satisfies the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the 1934 Act.

Payoff Letters

Upon the request of Parent no later than five business days prior to the Acceptance Time, Target shall obtain customary payoff letters for Indebtedness of Target or any of its Subsidiaries. Any such payoff letter shall be in form and substance reasonably acceptable to Parent from all financial institutions and other Persons (or the applicable agent, trustee or other representative on behalf of such Persons) to which Indebtedness of Target or any of its Subsidiaries is owed, which payoff letters together with any related release documentation shall include (i) the payoff amount and (ii) confirmation that any Liens and guarantees granted in connection therewith related to the assets, rights and properties of Target and its Subsidiaries securing such Indebtedness and any other obligations secured thereby shall be, upon the payment of the amount set forth in the applicable payoff letter at or prior to the consummation of the Offer, released and terminated. Target shall deliver or cause prior to the Acceptance Time.

Key Employee Resignations

Target will promptly notify Parent if, prior to the Closing, to the knowledge of Target, any Key Employee resigns or retires.

Director and Officer Indemnification and Insurance

The Merger Agreement provides for indemnification and insurance rights in favor of Target’s current and former directors and officers (“indemnitees”). Specifically, Parent has agreed that for a period of six years after the Merger Effective Time, Parent will cause to be maintained in effect provisions in the surviving corporation’s certificate and bylaws regarding indemnification, exculpation and advancement of expenses in favor of indemnitees that are no less advantageous to such indemnitees than those in effect on the date of the Merger Agreement. For a period of six years after the Merger Effective Time, the surviving corporation will, and Parent has agreed to cause the surviving corporation to, indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each indemnitee in respect of acts or omissions occurring at or prior to the Merger Effective Time to the fullest extent permitted by the TBOC. Parent has also agreed to cause the surviving corporation to obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage for a claims reporting or discovery period of at least six years from and after the Merger Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Target’s existing policies. If such “tail” policies are not obtained, the surviving corporation is obligated to maintain in effect for a period of at least six years from and after the Merger Effective Time, the director’s and officer’s insurance that was in effect as of October 25, 2021, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Target’s existing policies.

Employee Matters

Under the Merger Agreement, Parent agrees that:

•	for the period commencing on the date of the Merger Effective Time through the first anniversary thereof:

•

Parent will, or will cause Target (as the surviving corporation) to provide Continuing Employees with a base salary or wage rate that is no less favorable than the base salary or wage rate provided to such Continuing Employees immediately prior to the Acceptance Time;

•

Parent or Target (as the surviving corporation) will provide or cause to be provided to each Continuing Employee (as defined in the Merger Agreement) severance benefits that are no less favorable than the severance pay and benefits for which such Continuing Employee was eligible immediately prior to the Acceptance Time pursuant to the terms of the severance plans set forth in the confidential disclosure letter that Target delivered to Parent and Merger Sub in connection with the execution of the Merger Agreement, except that no Continuing Employee will be eligible to receive any severance under pursuant to the Merger Agreement as a result of a change in his or her reporting relationship on or following the Acceptance Time (regardless of the terms of any such severance plan); however, any Continuing Employee (a) who is required by Parent, Target (as the surviving corporation) or any of their respective subsidiaries to relocate to a work location that is more than 50 miles from such Continuing Employee’s work location in effect immediately prior to the Acceptance Time or (b) who (x) is an hourly employee and (y) is assigned by Parent, Target (as the surviving corporation) or any of their respective subsidiaries to a work status representing a reduction of more than 30% in such Continuing Employee’s weekly work schedule in effect as of immediately prior to the Acceptance Time, will (in the absence of circumstances giving rise to a just cause termination by his or her employer) be entitled to resign, with such resignation treated for all purposes as a termination without cause or otherwise as a termination entitling such Continuing Employee to receive severance payments and benefits pursuant to the Merger Agreement; and

•

for the period commencing on the date of the Merger Effective Time through the last day of the calendar year in which the Merger Effective Time occurs, Parent will, or will cause Target (as the surviving corporation) to provide Continuing Employees with Target cash incentive opportunities and employee benefits (other than any equity or equity-based and change in control or transaction-based compensation or benefits or severance pay or benefits) that are substantially comparable in the aggregate to Target cash incentive opportunities and employee benefits (other than any equity or equity-based and change in control or transaction-based compensation or benefits or severance pay or benefits) provided to such Continuing Employees immediately prior to the Acceptance Time.

In addition, following the Merger Effective Time, Parent will provide (or cause to be provided) to each Continuing Employee full credit for prior service with Target and its subsidiaries for purposes of vesting and eligibility to participate in employee benefit plans maintained by Parent or its subsidiaries for which the Continuing Employee is eligible to participate following the Merger Effective Time (but such service credit will not be provided for benefit accrual purposes, except for vacation and severance) to the same extent as such Continuing Employee was entitled, before the Merger Effective Time, to credit for such service under any analogous Employee Plan. However, in no event will Continuing Employees be entitled to service credit to the extent that it would result in any duplication of benefits for the same period of service.

Parent will, and will cause its subsidiaries (including Target as the surviving corporation) to, use commercially reasonable efforts to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage of the Continuing Employees (and any dependents thereof) under any welfare benefit plans in which such Continuing Employees (and any dependents thereof) may be eligible to participate after the Closing to the same extent such preexisting conditions, exclusions and waiting periods are waived under any analogous Employee Plan prior to the Merger Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee during the calendar year in which the Merger Effective Time occurs under the relevant welfare benefit plans in which such Continuing Employee is eligible to participate from and after the Merger Effective Time to the same extent as such Continuing Employee was entitled, prior the Merger Effective Time, to credit of such co-payments or deductibles under any analogous Employee Plan.

Target may, in its discretion, pay each current service provider an amount in cash equal to his or her annual cash bonus under the annual incentive compensation plan or program in which such service provider participates as of the Acceptance Time in respect of Target’s 2021 fiscal year, which such bonus will be (i) based on actual performance through the Acceptance Time and (ii) prorated for the portion of the 2021 fiscal year that has elapsed prior to the date of the Acceptance Time (rounded up to the first day of the month following the month in which the Acceptance Time occurs).

Unless otherwise directed in writing by Parent at least five business days prior to the Merger Effective Time, Target will take all actions that are necessary to terminate the Employee Plans set forth in the confidential disclosure letter that Target delivered to Parent and Merger Sub in connection with the execution of the Merger Agreement, effective as of no later than immediately prior to the Merger Effective Time. In addition, prior to the Merger Effective Time, except with respect to certain plans set forth in the confidential disclosure letter that Target delivered to Parent and Merger Sub in connection with the execution of the Merger Agreement, Target will take such actions as Parent may reasonably request so as to enable Parent or Target (as the surviving corporation), as the case may be, to effect such actions relating to Target’s 401(k) Plans (each, an “Target 401(k) Plan”) as Parent may deem necessary or appropriate, including terminating such plan prior to the Merger Effective Time.

In connection with any termination of Target’s 401(k) Plans, Parent will permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash and, to the extent permitted under the terms of the plan documents (including any applicable Parent or Target (as the surviving corporation) plan documents), participant loans in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Continuing Employee from any Target 401(k) Plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Parent or any of its affiliates (the “Parent 401(k) Plan”). Parent will take all actions necessary to cause the Parent 401(k) Plan to accept rollovers by Continuing Employees from any Target 401(k) Plan, including, to the extent permitted under the terms of the plan documents (including any applicable Parent or Target (as the surviving corporation) plan documents), participant loans, after the Merger Effective Time.

Commercially Reasonable Efforts

See “—Section 16—Certain Legal Matters; Regulatory Approvals.”

Conditions to the Offer

See “—Section 15—Conditions to the Offer.”

Conditions to the Merger

The obligations of Target, Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver of each of the following conditions:

•	No injunction or other order issued by a court of competent jurisdiction or law or applicable law or other legal prohibition shall prohibit or make illegal the consummation of the Merger;

•

The Acceptance Time shall have occurred, Parent or Merger Sub shall have irrevocably accepted for payment all of the Shares validly tendered and not validly withdrawn pursuant to the Offer and the Merger is being pursued; and

•	The Target Shareholder Approval shall have been obtained at the Target Shareholder Meeting.

Termination

The Merger Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time:

•	by mutual written consent of Target and Parent;

•

by either Target or Parent if the Acceptance Time has not occurred on or before 5:00 p.m. (New York City time) on the Offer End Date; provided that this termination right will not be available to any party whose breach of any provision of the Merger Agreement has proximately caused or resulted in the failure of the Acceptance Time to occur by such time;

•	by Parent, if, prior to the Acceptance Time:

•	the Board of Directors shall have failed to include the Target Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected an Adverse Recommendation Change; or

•	Target or any of its Subsidiaries shall have materially breached;

•	by Target, prior to the Acceptance Time:

•

subject to compliance with the no solicitation provision in the Merger Agreement, in order to enter into a definitive, written agreement immediately following such termination in respect of a Superior Proposal; provided that such termination will only occur upon payment by Target of all amounts due pursuant to the termination fee provision in the Merger Agreement in accordance with the terms specified therein (a “Superior Proposal Termination”).

The Merger may be abandoned following the Acceptance Time but prior to the Merger Effective Time:

•	by mutual written consent of Target and Parent;

•

by either Target or Parent if the Merger Effective Time has not occurred on or before 5:00 p.m. (New York City time) on March 31, 2022 (the “Merger End Date”); provided that this termination right will not be available to any party whose breach of any provision of the Merger Agreement has proximately caused or resulted in the failure of the Acceptance Time to occur by such time; or any Governmental Authority of competent jurisdiction shall have issued an injunction, order or decree, that (A) prohibits or makes illegal consummation of the Merger or (B) permanently enjoins Target, Parent or Merger Sub from consummating the Merger and with respect to any injunction, order or decree, such injunction, order or decree shall have become final and nonappealable; provided that the right to terminate this Agreement shall not be available to any party that has materially breached its obligations or to any party whose material breach of any representation, covenant or obligation of such party set forth in this Agreement is attributable to such final and nonappealable injunction, order or decree;

•

by Parent, if, prior to the Merger Effective Time a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Target set forth in this Agreement shall have occurred that would cause Target to breach or fail to perform in all material respects its obligations under the Merger Agreement or Target shall have delivered to Parent a certificate signed by an authorized officer of Target dated as of the date on which the Acceptance Time occurs certifying that the Offer Conditions are then satisfied not to exist and such breach or failure is incapable of being cured by the Merger End Date or, if curable by the Merger End Date, is not cured by Target within 30 days after receipt by Target of written notice of such breach or failure; provided that, at the time of the delivery of such notice, Parent or Merger Sub shall not be in material breach of its or their obligations under this Agreement provided, further, that references to the Acceptance Time in such clauses shall be to the Merger End Date for purposes herein; or

•

by Target, prior to the Merger Effective Time if a breach in any material respect of any representation or warranty or failure to perform in any material respect any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred and such breach or failure (A) is incapable of being cured by the Merger End Date or, if curable by the Merger End Date, is not cured by Parent or Merger Sub within 30 days after receipt by Parent of written notice of such breach or failure and (B) would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided that, at the time of the delivery of such notice, Target shall not be in material breach of its obligations under this Agreement.

Except in the case of termination by mutual consent of Parent and Target, in each of the aforementioned circumstances, the party seeking termination must provide written notice of the termination of the Merger Agreement to the other party in accordance with the notice provisions of the Merger Agreement.

The parties to the Merger Agreement have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with its terms and that the parties will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any other remedy to which they are entitled at law or in equity.

Target Termination Fee

Target has agreed to pay Parent a termination fee of $1,683,321 (the “Termination Fee”) if the Merger Agreement is terminated as follows:

•

Parent terminates the Merger Agreement pursuant to an Adverse Recommendation Change Termination or a Non-Solicitation Termination or Target terminates the Merger Agreement pursuant to a Superior Proposal Termination; or

•

(i) Parent terminates the Merger Agreement pursuant to a General Breach Termination, (ii) an Acquisition Proposal had been publicly announced or otherwise communicated to the Target Board on or after October 25, 2021 and before the termination date and (iii) within 12 months following the termination, Target or any of its subsidiaries enters into a definitive agreement with respect to, or recommended to its shareholders an Acquisition Proposal that is later consummated, or an Acquisition Proposal is consummated (provided that for purposes of clause (iii), each reference to “20%” in the definition of Acquisition Proposal will be deemed to be a reference to “50%”).

Target has acknowledged that the Termination Fee is an integral part of the transactions contemplated by the Merger Agreement and that, without the Termination Fee, Parent and Merger Sub would not have entered into the Merger Agreement.

The Confidentiality Agreement

Target and Parent entered into the Confidentiality Agreement dated September 21, 2021 between Parent and Target (the “Confidentiality Agreement”) in connection with a possible negotiated transaction between the parties. Parent agreed, among other things, to keep certain information confidential and to use such information solely for the purpose of evaluating a possible transaction between the parties. The Confidentiality Agreement will expire twelve months from the date of its execution. The termination of the Merger Agreement does not affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations survive the termination of the Merger Agreement in accordance with its terms.

The foregoing summary description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which Merger Sub has filed as an Exhibit to the Schedule TO, and which you may examine.

14. Dividends and Distributions

As discussed in “—Section 13—The Transaction Documents—The Merger Agreement—Operating Covenants,” pursuant to the Merger Agreement, from October 25, 2021 until the Merger Effective Time, without the prior written consent of Parent, except as set forth in the confidential disclosure letter that Target delivered to Parent and Merger Sub in connection with the execution of the Merger Agreement or as may be required by applicable law, Target has agreed not to, and has agreed not to permit any of its subsidiaries to:

•

(i) adjust, split, combine, subdivide or reclassify any shares of its capital stock, (ii) declare, authorize, establish a record date for, accrue, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (including any Shares), except for dividends by any of its wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of its capital stock (including any Shares), Company Securities or any Company Subsidiary Securities; or

•

(ii) issue, deliver, sell, dispose, encumber, grant, confer, award or authorize the issuance, delivery, sale, disposal, encumbrance, grant, conferral or award of, any shares of any Company Securities(including under the 2016 Plan) or Company Subsidiary Securities, other than the issuance of (A) any Shares upon the settlement of any Company RSUs that are outstanding on the date of this Agreement in accordance with their terms on the date of this Agreement and (B) any Company Subsidiary Securities to the Company or any other wholly-owned Subsidiary of the Company or (ii) amend or otherwise change any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise).

15. Conditions to the Offer

Notwithstanding any other provision of the Offer, but subject to the terms of the Merger Agreement, Merger Sub will not be required to, and Parent will not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) under the 1934 Act, pay for any Shares unless all of the following conditions have been satisfied:

(A)	the 80% Minimum Condition has been satisfied (see the “Introduction” to this OTP);

(B)

Target shall have caused the Rights Agreement to be terminated effective immediately prior to the Acceptance Time, with no continuing liability or obligation of Target or any of its Subsidiaries or controlled Affiliates to any other Person, except in the case of any indemnification obligations of Target existing prior to the date hereof; provided that no such termination shall relieve any Person (other than Target and Target’s Subsidiaries and controlled Affiliates) from liability for any breach by such Person prior to such termination;

(C)

there shall not have been instituted or pending any action by any governmental authority of competent jurisdiction (1) challenging or seeking to make illegal or otherwise directly or indirectly to prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Sub or the consummation of the Merger or (2) seeking to impose a Burdensome Condition (see Section 16—Regulatory Undertakings”);

(D)	No applicable law shall have been enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Authority;

(E)

(1) the representations and warranties of Target relating to its corporate existence and power, corporate authorization, capitalization or antitakeover statutes in the Merger Agreement shall be true and correct in all respects (except for immaterial inaccuracies, at and as of immediately prior to the Acceptance Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be so true and correct only as of such time)), (2) the representations and warranties of Target in the Merger Agreement relating to governmental authorization, non-contravention or compliance with laws, permits and court orders shall be true and correct in all material respects (with respect to such representations and warranties that are not qualified by materiality or Target Material Adverse Effect (defined below)) or true and correct in all respects (with respect to such representations and warranties that are qualified by materiality or Target Material Adverse Effect) at and as of immediately prior to the Acceptance Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be so true and correct only as of such time) and (3) all of the other representations and warranties of Target contained in the Merger Agreement or in any certificate delivered by Target pursuant hereto (disregarding all materiality and Target Material Adverse Effect qualifications contained in the Merger Agreement) shall be true and correct at and as of immediately prior to the Acceptance Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be so true and correct only as of such time), except, in the case of this clause (3) only, where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect;

(F)	Target shall not have breached or failed to perform in all material respects its obligations under the Merger Agreement prior to such time;

(G)

Target shall have delivered to Parent a certificate signed by an authorized officer of Target dated as of the date on which the Acceptance Time occurs certifying that the Offer Conditions specified in (E) and (F) are then satisfied;

(H)

since the date of the Merger Agreement, there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Target Material Adverse Effect; and

(I)	the Merger Agreement shall not have been terminated in accordance with its terms.

As used in the Merger Agreement, “Target Material Adverse Effect” includes any event, circumstance, change, occurrence, development or effect that has or would reasonably be expected to result in a material adverse change in, or material adverse effect on (i) the financial condition, business, assets, liabilities or results of operations of Target and its subsidiaries, taken as a whole, or (ii) the ability of Target to consummate the transactions contemplated by the Merger Agreement on or before the Merger End Date; except that, for the purposes of clause (i), a “Target Material Adverse Effect” shall not include any event, circumstance, change, occurrence, development or effect to the extent arising after the date hereof and resulting from or arising in connection with:

(a)	conditions generally affecting the onshore seismic data acquisition services industry;

(b)	a general economic, political or financial or securities market conditions;

(c)	natural disasters, acts of war, terrorism, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters;

(d)	changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or changes in applicable law;

(e)

the taking of any action by Target or any of its subsidiaries to the extent that the taking of such action is expressly required by the Merger Agreement or such action was taken at the written request of Parent or Merger Sub (provided that this clause will not apply to the representations and warranties that, by their terms, speak specifically of the consequences arising out of the execution or performance of the Merger Agreement or the consummation of the transactions contemplated thereby);

(f)

any action arising out of, resulting from or related to the transactions contemplated in the Merger Agreement (other than an action alleging any breach of any fiduciary duty) or any demand, action, claim or proceeding for appraisal of any Shares pursuant to the TBOC in connection herewith;

(g)

any epidemic, pandemic or disease outbreak (including COVID-19 pandemic) or the evolution of any COVID-19 measures or other restrictions that arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic); or

(h)

any decrease or decline in the market price or trading volume of the Shares or any failure by Target to meet any projections, forecasts or revenue or earnings predictions of Target or of any securities analysts (provided that, in the case of this clause, the underlying cause of any such decrease, decline, or failure may be taken into account in determining whether a Target Material Adverse Effect has occurred except to the extent otherwise excluded pursuant to another clause in this definition).

However, the Merger Agreement provides that, for clauses (a), (b), (c), and (d) described above, to the extent that such event, circumstance, change, occurrence, development or effect disproportionately affects Target and its subsidiaries, taken as a whole, relative to other persons engaged in the same industries in which Target operates, such disproportionate effects and the events and circumstances underlying such disproportionate effects may be taken into account in determining whether a “Target Material Adverse Effect” has occurred, to the extent not otherwise excluded pursuant to another clause of this definition.

Subject to the terms and conditions of the Merger Agreement, the Offer Conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent or Merger Sub, in whole or in part, at any time, at the sole discretion of Parent or Merger Sub. The failure or delay by Parent or Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

16. Certain Legal Matters; Regulatory Approvals

Regulatory Matters

General

Except as described in this Section 16, based on our examination of publicly available information filed by Target with the SEC and other information concerning Target, we are not aware of any governmental license or regulatory permit that appears to be material to Target’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “—State Takeover Statutes,” such approval or other action will be sought. However, except as described under “—Antitrust,” there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Target’s business or certain parts of Target’s business might not have to be disposed of, any of which may give us the right to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “Section 15—Conditions to the Offer.”

State Takeover Statutes

As a Texas corporation, Target would be subject to the TBOC unless Target had effectively opted out in accordance with the TBOC. In general, the TBOC prevents a Texas corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” Target has represented to us in the Merger Agreement that Target has taken all action necessary to exempt the Offer, the Merger, the Merger Agreement from the TBOC.

In addition to the TBOC, a number of other states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Target, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not attempted to comply with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting the application of such laws.

If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “Section 15—Conditions to the Offer.”

Litigation Related to the Merger

Lawsuits arising out of or relating to the Offer, the Merger or any other transactions referenced herein may be filed in the future.

17. Fees and Expenses

Parent has retained D.F. King & Co., Inc. to act as the Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

Neither Parent nor Merger Sub will pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers licensed under the laws of such jurisdictions to be designated by Merger Sub.

18. Miscellaneous

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any U.S. or foreign jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub.

No person has been authorized to give any information or make any representation on behalf of Merger Sub, Parent or any of their respective affiliates, not contained in this OTP or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be an agent of Parent, Merger Sub, Depositary or the Information Agent for purposes of the Offer.

We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. Target has advised us that it will file with the SEC on the date on which Parent and Merger Sub file the offer documents with the SEC its Solicitation/Recommendation Statement on Schedule 14D-9 setting forth the recommendation of the Target Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under the “Introduction” to this OTP and “—Section 9—Certain Information Concerning Merger Sub and Parent” above.

WB Acquisitions Inc.

November 1, 2021

SCHEDULE I

MEMBERS AND EXECUTIVE OFFICERS OF PARENT

The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for at least the past five years, of each member and executive officer of Parent are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent. The current business address of each member and officer is 17010 Interstate Highway 20, Cisco, Texas 76437. The current business telephone number of each member and officer is (817) 850-3600.

Name	Age	Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Members of Wilks Brothers, LLC

Dan H. Wilks	65	United States	See information provided below.

Farris C. Wilks	69	United States	See information provided below.

Officers of Wilks Brothers, LLC

Dan H. Wilks	65	United States	Dan H. Wilks, born May 30, 1956, was appointed Chief Executive Officer in 2011.

Farris C. Wilks	69	United States	Farris C. Wilks, born February 9, 1953, was appointed Chief Operating Officer in 2011.

Staci Wilks	53	United States	Staci Wilks, born October 22, 1968, was appointed Vice President and Secretary in 2019.

S-1

The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for at least the past five years, of each director and executive officer of Merger Sub are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Merger Sub. The current business address of each director and officer is 17010 Interstate Highway 20, Cisco, Texas 76437. The current business telephone number of each director and officer is (817) 850-3600.

Name	Age	Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Directors of WB Acquisitions Inc.

Dan H. Wilks	65	United States	See information provided above.

Matthew D. Wilks	38	United States	Matthew D. Wilks was born on January 1, 1983. Mr. Wilks has served as the Executive Chairman of the board of ProFrac Holding Corp. since August 2021. Mr. Wilks has also served as the President of ProFrac Holding, LLC since 2018, and as its Chief Financial Officer from May 2017 to August 2021.

Officers of WB Acquisitions Inc.

Dan H. Wilks	65	United States	Dan H. Wilks was appointed Chief Executive Officer in 2021. See information provided above.

Robert Willette	46	United States	Robert Willette, born April 4, 1975, was appointed Secretary and Vice President in 2021. Mr. Willette has served as the Chief Legal Officer and Secretary of ProFrac Holding Corp. since August 2021, and as Assistant General Counsel of Wilks Brothers, LLC since 2020. From August 2017 to October 2020, Mr. Willette served as Senior Vice President, General Counsel, Corporate Secretary, Chief Compliance and ESG Officer of Carbo Ceramics, Inc.

S-2

The Depositary for the Offer is:

By Mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042

By Hand or Overnight Mail:

American Stock Transfer & Trust Company, LLC

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

By Facsimile Transmission

(for Eligible Institutions Only):

(718) 234-5001

To Confirm Facsimile via Phone:

(718) 921-8317

Questions and requests for assistance may be directed to the Information Agent at its addresses and telephone numbers set forth below. Requests for copies of the OTP, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may be directed to the Information Agent. Such copies will be furnished promptly at Merger Sub’s expense. Shareholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Merger Sub will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Stockholders Call Toll-Free: (800) 207-3158

Banks and Brokers Call Collect: (212) 269-5550

Email: DWSN@dfking.com